Exhibit 10.1
[EXECUTION COPY]
[CONFORMED SIGNATURES]

TERM LOAN CREDIT AGREEMENT
Dated as of February 16, 2018
among
SEARS AUTHORIZED HOMETOWN STORES, LLC,
as the Lead Borrower
for
The Borrowers Named Herein
SEARS HOMETOWN AND OUTLET STORES, INC.,
as the Parent

GORDON BROTHERS FINANCE COMPANY
as Agent
and
The Lenders Party Hereto
GORDON BROTHERS FINANCE COMPANY
as Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 49

1.03	Accounting Terms 50

1.04	Rounding 50

1.05	Times of Day 50

ARTICLE II. THE COMMITMENTS AND Borrowings	50

2.01	Term Loans 50

2.02	Borrowings of Term Loans 51

2.03	Reserved 52

2.04	Reserved 52

2.05	Prepayments 52

2.06	Termination of Commitments 53

2.07	Repayment of Obligations 53

2.08	Interest 53

2.09	Fees 54

2.10	Computation of Interest and Fees 54

2.11	Evidence of Debt 54

2.12	Payments Generally; Agent’s Clawback 55

2.13	Sharing of Payments by Lenders 56

2.14	Settlement Amongst Lenders 57

2.15	Increase in Commitments 57

2.16	Defaulting Lenders 59

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER	60

3.01	Taxes 60

3.02	Illegality 65

3.03	Inability to Determine Rates 65

3.04	Increased Costs; Reserves on LIBOR Rate Loans 65

3.05	Compensation for Losses 66

3.06	Mitigation Obligations; Replacement of Lenders 67

3.07	Survival 67

3.08	Designation of Lead Borrower as Borrowers’ Agent 67

ARTICLE IV. CONDITIONS PRECEDENT	68

4.01	Conditions of Initial Term Loans 68

4.02	Conditions to all Borrowings 71

ARTICLE V. REPRESENTATIONS AND WARRANTIES	72

(i)

5.01	Existence, Qualification and Power 72

5.02	Authorization; No Contravention 72

5.03	Governmental Authorization; Other Consents 72

5.04	Binding Effect 73

5.05	Financial Statements; No Material Adverse Effect 73

5.06	Litigation 73

5.07	Reserved 74

5.08	Ownership of Property; Liens 74

5.09	Environmental Compliance 74

5.10	Insurance 75

5.11	Taxes 75

5.12	ERISA Compliance 75

5.13	Subsidiaries; Equity Interests 76

5.14	Margin Regulations; Investment Company Act 77

5.15	Disclosure 77

5.16	Compliance with Laws 77

5.17	Intellectual Property; Licenses, Etc 77

5.18	Labor Matters 77

5.19	Security Documents 78

5.20	Solvency 78

5.21	Deposit Accounts; Credit Card Arrangements 78

5.22	Brokers 79

5.23	Customer and Trade Relations 79

5.24	Material Contracts 79

5.25	Casualty 79

5.26	Separation Agreements 79

5.27	EEA Financial Institution 79

5.28	Sanctions Concerns and Anti-Corruption Laws 80

ARTICLE VI. AFFIRMATIVE COVENANTS	80

6.01	Financial Statements 80

6.02	Certificates; Other Information 81

6.03	Notices 84

6.04	Payment of Taxes 85

6.05	Preservation of Existence, Etc 85

6.06	Maintenance of Properties 85

6.07	Maintenance of Insurance 85

6.08	Compliance with Laws 87

6.09	Books and Records; Accountants 87

6.10	Inspection Rights 87

6.11	Additional Loan Parties 88

6.12	Cash Management 89

6.13	Information Regarding the Collateral 91

6.14	Physical Inventories 91

6.15	Term Loan Push-Down Reserve 91

(ii)

6.16	Further Assurances 91

6.17	Compliance with Terms of Leaseholds 92

6.18	Material Contracts 92

ARTICLE VII. NEGATIVE COVENANTS	93

7.01	Liens 93

7.02	Investments 93

7.03	Indebtedness; Equity Issuances 93

7.04	Fundamental Changes 93

7.05	Dispositions 94

7.06	Restricted Payments 94

7.07	Prepayments of Indebtedness 94

7.08	Change in Nature of Business 94

7.09	Transactions with Affiliates 95

7.10	Burdensome Agreements 95

7.11	Use of Proceeds 96

7.12	Amendment of Organization Documents and Material Indebtedness 96

7.13	Fiscal Year 96

7.14	Minimum Availability 96

7.15	Sanctions 96

7.16	Anti-Corruption Laws 96

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	97

8.01	Events of Default 97

8.02	Remedies Upon Event of Default 99

8.03	Application of Funds 100

ARTICLE IX. THE AGENT	101

9.01	Appointment and Authority 101

9.02	Rights as a Lender 101

9.03	Exculpatory Provisions 101

9.04	Reliance by Agent 102

9.05	Delegation of Duties 103

9.06	Resignation of Agent 103

9.07	Non-Reliance on Agent and Other Lenders 104

9.08	No Other Duties, Etc 104

9.09	Agent May File Proofs of Claim 104

9.10	Collateral and Guaranty Matters 105

9.11	Notice of Transfer 105

9.12	Reports and Financial Statements 105

9.13	Agency for Perfection 106

9.14	Indemnification of Agent 107

9.15	Relation among Lenders 107

9.16	ABL Intercreditor Agreement 107

(iii)

ARTICLE X. MISCELLANEOUS	107

10.01	Amendments, Etc 107

10.02	Notices; Effectiveness; Electronic Communications 110

10.03	No Waiver; Cumulative Remedies 112

10.04	Expenses; Indemnity; Damage Waiver 112

10.05	Payments Set Aside 114

10.06	Successors and Assigns 114

10.07	Treatment of Certain Information; Confidentiality 117

10.08	Right of Setoff 118

10.09	Interest Rate Limitation 119

10.10	Counterparts; Integration; Effectiveness 119

10.11	Survival 119

10.12	Severability 120

10.13	Replacement of Lenders 120

10.14	Governing Law; Jurisdiction; Etc 121

10.15	Waiver of Jury Trial 122

10.16	No Advisory or Fiduciary Responsibility 122

10.17	USA PATRIOT Act Notice 123

10.18	Foreign Asset Control Regulations 123

10.19	Time of the Essence 124

10.20	Press Releases 124

10.21	Releases 124

10.22	No Strict Construction 125

10.23	Attachments 125

10.24	Electronic Execution of Assignments and Certain Other Documents 125

10.25	Intercreditor Agreement 125

10.26	Reserved 126

10.27	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 126

(iv)

SCHEDULES
1.01        Borrowers
1.03        Immaterial Subsidiaries
2.01        Commitments and Applicable Percentages
5.18        Collective Bargaining Agreements
6.02        Financial and Collateral Reporting
6.12        Blocked Account Banks
10.02        Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    Term Note
C    Compliance Certificate
D    Assignment and Assumption
E    Borrowing Base Certificate

F-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

F-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

G	Credit Card Notification

TERM LOAN CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of February 16, 2018 among
SEARS AUTHORIZED HOMETOWN STORES, LLC, a Delaware limited liability company (the “Lead Borrower”);
the Persons named on Schedule 1.01 hereto (collectively with the Lead Borrower, the “Borrowers”);
SEARS HOMETOWN AND OUTLET STORES, INC., a Delaware corporation (the “Parent”);
each Person from time to time party hereto as a lender (collectively, the “Lenders” and individually, a “Lender”); and
GORDON BROTHERS FINANCE COMPANY, as administrative agent and collateral agent (in such capacities, the “Agent”).
W I T N E S S E T H:
WHEREAS, the Borrowers have requested, and the Lenders and the Agent have agreed to provide, a term loan credit facility in an aggregate principal amount of $40,000,000, all in accordance with and subject to the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Collateral” means all “Collateral” (as defined in the Guaranty and Security Agreement) consisting of the following (in each case, as defined in the Guaranty and Security Agreement to the extent not defined in this Agreement): (a) all Accounts, including all Credit Card Receivables, (b) all Inventory, (c) all cash and cash equivalents, (d) all Deposit Accounts, (e) all Securities Accounts, (f) all General Intangibles (other than Intellectual Property), Letter-of-Credit Rights, Documents, Instruments, Chattel Paper, and Commercial Tort Claims, in each case relating to Accounts, Credit Card Receivables and Inventory, (g) all books and records relating to the foregoing clauses (a) through (f); and (h) to the extent not otherwise included in the foregoing, all Proceeds (including all insurance claims and proceeds thereof), Supporting Obligations and products of each of the foregoing, and all indemnities, warranties, collateral security and guarantees payable to any Loan Party from time to time with respect to any of the foregoing.
“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, between the Agent and the Revolver Agent, and acknowledged by the Loan Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to the greater of (x) $35,000,000 or (y) seventeen and one-half percent (17.5%) of the Revolver Loan Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) $35,000,000 or (y) seventeen and one-half percent (17.5%) of the Revolver Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise. Notwithstanding the foregoing, in connection with any reduction of the “Aggregate Commitments” (as defined in the Revolver Credit Agreement) after the Revolver Effective Date to an amount less than $250,000,000, the amounts set forth in each instance of clauses (x) above, shall reduce on a ratable basis; provided that, in no event shall such amounts be less than $25,000,000 at any time.
“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan, but in each case excluding any transaction resulting in the acquisition solely of Store locations or other interests in real property or of Equity Interests of Persons substantially all of whose assets constitutes Store locations or other interest in real property.
“Act” shall have the meaning provided in Section 10.17.
“Additional Commitment Lender” shall have the meaning provided in Section 2.15(a).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affiliate” means, with respect to any Person (the “Subject Person”), (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Subject Person, (ii) any director, officer, managing member, partner, trustee, or beneficiary of the Subject Person, and (iii) for purposes of Section 7.09, (a) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of the Subject Person, and (b) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by the Subject Person.
“Agent” has the meaning assigned to such term in the introductory paragraph hereto, or any successor thereto in accordance with the terms hereof.
“Agent Parties” shall have the meaning specified in Section 10.02(c).
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.
“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Effective Date, the Aggregate Commitments are $40,000,000.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all applicable anti-corruption and anti-money laundering laws of the United States or any other jurisdiction where one or more properties owned or leased by any Loan Party are located or where any Loan Party transacts business.
“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
“Applicable Margin” means a rate of interest per annum equal to 8.50%.
“Applicable Percentage” means with respect to any Lender (a) at any time prior to the funding of the Term Loans on the Effective Date, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time and (b) at any time after the Effective Date, the percentage (carried out to the ninth decimal place) of the Total Outstandings represented by the Outstanding Amount of such Lender’s Term Loans. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Reference Rate” means, with respect to any Borrowing, an interest rate per annum equal to the LIBOR Rate, provided, however, that in the event that the LIBOR Rate is unavailable for any reason (including, as a result of the occurrence of any event described in Sections 3.02 or 3.03), subject to the last sentence of the definition of “LIBOR Rate”, the Applicable Reference Rate shall mean an interest rate per annum equal to the Base Rate. The Applicable Reference Rate will be determined and adjusted monthly (as of the beginning of each month) as to all Borrowings then outstanding.
“Appraised Value” means, with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.
“Arranger” means GBFC, in its capacity as joint sole arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended January 28, 2017, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.
“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:
(a)    The Revolver Loan Cap
Minus
(b)    The Revolver Outstandings.
“Availability Reserves” means “Availability Reserves” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof (it being understood and agreed that, in the event that such Availability Reserves are not maintained (for any reason whatsoever) by the Revolver Agent in a manner consistent with the Revolver Credit Agreement and the ABL Intercreditor Agreement, any such Availability Reserves may be implemented and maintained by the Agent against the Borrowing Base in its Permitted Discretion (as if references to “Agent” in such underlying definition of “Availability Reserves” (or any component definition thereof) in the Revolver Credit Agreement were references to the Agent)), without duplication of any Reserves maintained against the Revolver Borrowing Base.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the rate of interest published by the Wall Street Journal as the “WSJ Prime Rate”, and (b) the Federal Funds Rate for such day, plus 0.50%. Any change in the WSJ Prime Rate or the Federal Funds Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.
“Blocked Account” means each DDA that is subject to a Blocked Account Agreement.
“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent.
“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of simultaneous Term Loans made by the Lenders pursuant to Section 2.01.
“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables multiplied by 100%;
plus
(b)    the lesser of (i) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by 97.5% multiplied by the Appraised Value of Eligible Inventory, or (ii) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by 82.5%;
minus
(c)    Revolver Loan Cap (determined without giving effect to the Term Loan Push-Down Reserve or the Revolver Availability Block);
minus
(d)    the then amount of all Availability Reserves.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.
“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP; provided, that, notwithstanding the foregoing, capital expenditures constituting IT Transformation Investments, to the extent made during the 2016 and 2017 Fiscal Years of the Borrowers and in an amount not to exceed $5,000,000 in the aggregate, shall not constitute “Capital Expenditures” for any purpose under this Agreement and/or any other Loan Document.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability of at least the greater of (x) 17.5% of the Revolver Loan Cap and (y) $35,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 17.5% of the Revolver Loan Cap and (y) $35,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that, a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two occasions in any twelve month period until both no Event of Default is then continuing and Availability has exceed the amounts set forth above for ninety (90) consecutive days. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise. Notwithstanding the foregoing, in connection with any reduction of the “Aggregate Commitments” (as defined in the Revolver Credit Agreement) after the Revolver Effective Date to an amount less than $250,000,000, the amounts set forth in each instance of clauses (y) above, shall reduce on a ratable basis; provided that, in no event shall such amounts be less than $25,000,000 at any time.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of both (i) 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right), and (ii) a greater percentage of such Equity Interests than are held by the Permitted Holders in the aggregate; or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder; or
(c)    any “change in control” or similar event as defined in any Material Contract, or any document governing Material Indebtedness of any Loan Party; or
(d)    the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each Borrower.
“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require. It is understood and agreed that the form of the Collateral Access Agreements in existence on the Effective Date in favor of the Revolver Agent are reasonably satisfactory to the Agent.
“Collection Account” has the meaning provided in Section 6.12(c).
“Combined Loan Cap” means at any time, an amount equal to the sum of (a) the Revolver Loan Cap (determined without giving effect to the Term Loan Push-Down Reserve) plus (b) the lesser of (x) the Total Outstandings and (y) the Borrowing Base.
“Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01.
“Committed Loan Notice” means a notice of a Borrowing, which, shall be substantially in the form of Exhibit A.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, without duplication, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business, (v) costs and expenses related to IT Transformation Investments (provided that the amount of such costs and expenses paid in cash and added back pursuant to this clause (v) shall not exceed $10,000,000 in the aggregate for the Borrowers’ 2016 and 2017 Fiscal Years and $0 thereafter), (vi) non-cash charges associated with accounts receivable owing by a Third Party Franchisee to a Borrower or a Subsidiary arising in connection with the termination of a franchise agreement, or allowances recognized for losses on franchisee receivables in an amount equal to estimated probable losses net of recoveries, with such Third Party Franchisee, and (vii) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) any items of gain resulting from the sale of assets other than in the ordinary course of business and (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period (other than Financed Capital Expenditures), minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period net of cash refunds of such Taxes received during such period (but in no event shall the amounts calculated under this clause (iii) be less than zero) to (b) Debt Service Charges, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under applicable Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of any Subsidiary that is not a Loan Party during such Measurement Period in which any other Person has a joint interest, and of any non-Subsidiary joint venture, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Parent or a wholly-owned Subsidiary of the Parent during such period, (c) the income (or loss) of such Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Parent or any of its Subsidiaries or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of the Parent that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Effective Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger and on a consistent basis with the calculation of cost set forth in the most recent Inventory appraisal delivered to the Agent. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.
“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.
“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Notifications” has the meaning provided in Section 6.12(a)(i).
“Credit Card Receivables” means each “Account” or “payment intangible” (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Agent, (iii) the Arranger, (iv) any other Person to whom Obligations are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel and of one local counsel for the Agent and the Arranger, (B) outside consultants for the Agent, (C) appraisers and (D) commercial finance examiners, and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable out-of-pocket expenses incurred by the Lenders who are not the Agent, the Arranger, or any Affiliate of any of them in connection with the enforcement of the Loan Documents after the occurrence and during the continuance of an Event of Default, provided that such Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties, other than Excluded Accounts.
“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid in cash for such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Revolver Obligations and any Synthetic Lease Obligations but including, without limitation, principal payments made in respect of Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Term Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Term Loan plus two percent (2%) per annum, and (b) with respect to all other Obligations, an interest rate equal to the Base Rate, plus the Applicable Margin, plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that has failed to (a) fund all or any portion of its Term Loans on the date such Term Loans were required to be funded hereunder or (b) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) or (b) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the target of any Sanction, which countries or territories (including, as of the Effective Date, Iran, North Korea, Cuba, and Syria).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Parent) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans; (c) an Approved Fund; and (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Permitted Holder, a Loan Party or any of their respective Affiliates or Subsidiaries or any natural Person.
“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor (or from SHC and its Subsidiaries on behalf of any such Credit Card Issuer or Credit Card Processor as set forth below), and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any written agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:
(a)    Credit Card Receivables which do not constitute an “Account” or “payment intangible” (each as defined in the UCC);
(b)    Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;
(c)    except with respect to amounts due from SHC and its Subsidiaries as provided above, Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent (subject to (x) the Revolver Agent Liens and (y) Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Encumbrances);
(d)    Credit Card Receivables which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, claim, counterclaim, offset or chargeback);
(e)    Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the entire portfolio of Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;
(f)    Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;
(g)    Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;
(h)    Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or
(i)    Credit Card Receivables which the Revolver Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Revolver Agent may determine in its Permitted Discretion.
“Eligible Inventory” means, as of the date of determination thereof, items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Loan Parties’ business, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:
(a)    Inventory (i) that is not subject to a perfected first priority security interest in favor of the Agent (subject to (x) the Revolver Agent Liens and (y) Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Encumbrances);
(b)    Inventory that is leased or consigned from a vendor to a Loan Party;
(c)    Inventory that is consigned by a Loan Party to a Person which is not a Loan Party other than Inventory that is consigned to Third Party Dealers and Third Party Franchisees for which the Loan Parties have met the Third Party Dealer and Franchisee Eligibility Requirements;
(d)    Inventory that is not located in the United States of America (excluding territories or possessions of the United States) or Puerto Rico at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations, or (ii) Inventory at locations owned or leased by Third Party Dealers and Third Party Franchisees for which the Loan Parties have met the Third Party Dealer and Franchisee Eligibility Requirements;
(e)    (i) Inventory that is located in a distribution center leased by a Loan Party unless the applicable lessor has delivered to the Agent a Collateral Access Agreement; provided, that if such a Collateral Access Agreement is not obtained within thirty (30) days following such time as the applicable Loan Party has entered into such arrangement with such applicable lessor (or such later date as the Agent may agree in its Permitted Discretion), Inventory at such locations shall constitute Eligible Inventory as long as the Revolver Agent has established an Availability Reserve in such amount as the Revolver Agent in its Permitted Discretion deemed appropriate or (ii) Inventory that is located in any other distribution or warehouse center unless the applicable owner or lessee of such distribution or warehouse center has delivered to the Agent a Collateral Access Agreement; provided, that if such a Collateral Access Agreement is not obtained within thirty (30) days following such time as the applicable Loan Party has entered into such arrangement with such applicable distribution or warehouse center owner or lessee (or such later date as the Agent may agree in its Permitted Discretion), Inventory at such locations shall constitute Eligible Inventory as long as the Revolver Agent has established an Availability Reserve in such amount as the Revolver Agent in its Permitted Discretion deemed appropriate;
(f)    Other than Inventory customarily sold at outlet locations in the ordinary course of business or otherwise in a manner consistent with past practice, Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, or custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) which have been packed away and stored for more than 12 months, (v) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;
(g)    Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;
(h)    Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit from a third party;
(i)    Inventory that exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right (i) is subject to a restriction that could reasonably be expected to adversely affect the Agent’s ability to liquidate such Inventory or (ii) the relevant Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense;
(j)    Inventory acquired in a Permitted Acquisition, unless and until the Revolver Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Revolver Agent and establishes Inventory Reserves (if applicable) therefor, and (B) such other due diligence as the Revolver Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Revolver Agent and Agent; provided that such Inventory shall be deemed to constitute Eligible Inventory for a period of 45 days after the date of its acquisition notwithstanding that the Revolver Agent has not completed such due diligence as long as such Inventory is of the same kind and quality as other of the Loan Parties’ Inventory and would otherwise constitute Eligible Inventory;
(k)    Inventory (other than Inventory acquired in a Permitted Acquisition which is governed by clause (j) above) which is not of the type usually sold in the ordinary course of any Loan Party’s business, unless and until the Agent agrees in its Permitted Discretion that such Inventory shall be deemed Eligible Inventory; or
(l)    Inventory which does not meet such other reasonable eligibility criteria for Inventory as the Revolver Agent may determine in its Permitted Discretion.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) any event or condition determined by the PBGC to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.
“ETSA” means the Employee Transition and Administrative Services Agreement dated August 31, 2012, by and between SHC and the Parent.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.
“Excluded Accounts” means payroll, trust, tax withholding and zero balance disbursement accounts funded in the ordinary course of business.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. (or such other major national bank reasonably acceptable to Agent) on such day on such transactions as determined by the Agent.
“Fee Letter” means the letter agreement dated as of February 16, 2018, among the Borrowers and the Agent.
“Financed Capital Expenditures” shall mean Capital Expenditures made with the proceeds of Indebtedness (other than from extensions of credit under the Revolver Credit Agreement), including capital lease transactions permitted hereunder.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on (i) with respect to the first fiscal quarter of any Fiscal Year, the Saturday of the thirteenth week of such Fiscal Year, (ii) with respect to the second fiscal quarter of any Fiscal Year, the Saturday of the twenty- sixth week of such Fiscal Year, (iii) with respect to the third fiscal quarter of any Fiscal Year, the Saturday of the thirty-ninth week of such Fiscal Year, and (iv) with respect to the last fiscal quarter of any Fiscal Year, the last day of such Fiscal Year, as such Fiscal Quarters may be amended in accordance with the provisions of Section 7.13 hereof.
“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year, as such Fiscal Year may be amended in accordance with the provisions of Section 7.13 hereof.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Parent is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary Holding Company” means any direct or indirect Subsidiary, all or substantially all of the assets of which consist of, directly or indirectly, the equity interests in one or more CFCs.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“GBFC” means Gordon Brothers Finance Company, a Delaware corporation.
“GBFC LLC” means Gordon Brothers Finance Company LLC, a Delaware limited liability company, in its capacity as a Lender hereunder.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means the Parent and each wholly-owned domestic Subsidiary of the Parent (other than any Borrower and any Immaterial Subsidiary) existing on the Effective Date and each other wholly-owned domestic Subsidiary of the Parent that shall be required to execute and deliver a Joinder Agreement pursuant to Section 6.11 (and excluding, for the avoidance of doubt, any Immaterial Subsidiary).
“Guaranty and Security Agreement” means the Guaranty and Security Agreement dated as of the Effective Date among the Loan Parties and the Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, on an unconsolidated basis, does not have (a) assets in excess of 1.0% of consolidated total assets of Parent and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 6.01(a) or (b), or (b) four quarter revenues in excess of 1.0% of the consolidated revenues of Parent and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 6.01(a) or (b); provided that, if at any time the aggregate amount of revenues or assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds three percent (3%) of consolidated revenues of Parent and its Subsidiaries for any such period or three percent (3%) of consolidated total assets of Parent and its Subsidiaries as of the end of any such fiscal quarter, the Lead Borrower shall designate sufficient domestic Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.03.
“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(b).
“Incremental Term Loan” shall have the meaning provided therefor in Section 2.15(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    All Attributable Indebtedness of such Person;
(g)    all obligations of such Person in respect of Disqualified Stock of such Person; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company unless the Indebtedness of such joint venture is Guaranteed by such Person and covered by clause (h) above) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
“Interest Payment Date” means the first Business Day of each month and the Maturity Date and each date of any prepayment of the Term Loans (with regard to the amount so prepaid).
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Reserves” means “Inventory Reserves” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof (it being understood and agreed that, in the event that such Inventory Reserves are not maintained (for any reason whatsoever) by the Revolver Agent in a manner consistent with the Revolver Credit Agreement and the ABL Intercreditor Agreement, any such Inventory Reserves may be implemented and maintained by the Agent against the Borrowing Base in its Permitted Discretion (as if references to “Agent” in the underlying definition of “Inventory Reserves” (or any component definition thereof) in the Revolver Credit Agreement were references to the Agent)), without duplication of any Reserves maintained against the Revolver Borrowing Base
“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“IT Transformation Investments” means investments and expenditures by Parent and its Subsidiaries in connection with transferring certain of their information technology systems and corporate services (including, without limitation, store point of sale systems and corporate enterprise resource planning systems) from those operated or supplied by SHC to those operated by one or more of Parent and its Subsidiaries.
“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lease” means any written agreement, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.
“LIBOR Rate” means, at any time of determination, the greater of (a) one percent (1.00%), and (b) the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on Reuters Screen Page LIBOR01 at approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such month for Dollar deposits with a term equivalent to three months. The LIBOR Rate shall be determined on a monthly basis. Notwithstanding the foregoing, if the Agent has made the reasonable determination adequate and reasonable means do not exist for determining the LIBOR Rate, the Agent, in consultation with the Borrower, may establish a reasonably equivalent alternative interest rate for the Term Loans (using a methodology substantially consistent with the methodology Agent has used (or, is using) with respect to similarly situated borrowers), in which case, such alternative rate of interest shall apply with respect to the Term Loans (which rate of interest shall be deemed to be the “LIBOR Rate” for all purposes of this Agreement).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, but excluding the interests of lessors under operating leases).
“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan Account” has the meaning assigned to such term in Section 2.11.
“Loan Documents” means this Agreement, each Note, the ABL Intercreditor Agreement, the Perfection Certificate, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Sears Tri-Party Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under the Loan Documents taken as a whole or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
“Material Contract” means, with respect to any Person, (a) the Separation Agreements unless, with respect to any Separation Agreement, such Separation Agreement has been terminated on a basis reasonably satisfactory to the Agent, and (b) each contract to which such Person is a party set forth in the Perfection Certificate as a Material Contract, and (c) any replacements of, or substitutions for, any of the foregoing.
“Material Indebtedness” means (a) Indebtedness under the Revolver Credit Agreement and (b) Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000. Notwithstanding the foregoing, any Indebtedness incurred under clause (j) of the definition of “Permitted Indebtedness” shall at all times be deemed Material Indebtedness hereunder. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn and committed amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” means the earlier to occur of (a) February 16, 2023 and (b) the Revolver Maturity Date.
“Maximum Rate” has the meaning provided therefor in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed twelve fiscal month period.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions or has any continuing liability.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien (if any) on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and
(b)    with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit B, as each may be amended, supplemented or modified from time to time.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.
“Operating Segment” means each of (a) the hometown dealer business, including the hardware business and the appliance showroom business, and (b) the outlet stores business.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Property” shall have the meaning provided in clause (r) of the definition of “Permitted Encumbrances”.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes (other than with respect to an assignment made pursuant to Section 3.06).
“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.
“Overadvance” means any Term Loan made or deemed made hereunder to the extent that, immediately after giving effect thereto, the Total Outstandings exceed the sum of the (x) Borrowing Base plus (y) the amount (if any) of the Term Loan Push-Down Reserve maintained against the Revolver Borrowing Base.
“Parent” has the meaning specified in the introductory paragraph hereto.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning provided therefor in Section 10.06(d).
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, and (c) after giving effect to such transaction or payment, the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro forma basis for the Measurement Period preceding such transaction or payment, is equal to or greater than 1.0:1.0. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) above on a basis reasonably satisfactory to the Agent, including pursuant to good faith projections prepared consistent with past practice, which projections shall be reasonably satisfactory to the Agent.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means the Perfection Certificate dated as of the Effective Date by the Loan Parties.
“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:
(a)    such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(b)    the Lead Borrower shall have furnished the Agent with thirty (30) days’ prior written notice of such intended Acquisition and a current draft of the Acquisition documents (and final copies thereof as and when executed);
(c)    if the total consideration payable in connection such Acquisition is $20,000,000 or more, the Lead Borrower shall have furnished the Agent with a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, customary historical financial statements of the Person which is the subject of such Acquisition to the extent available, pro forma financial statements for the most recently completed Measurement Period of the Parent after giving effect to such Acquisition (including a balance sheet and income statement), and such other information as the Agent may reasonably require;
(d)    if the Acquisition is of Equity Interests and if any of the proceeds of any Borrowing or any extensions of credit under the Revolver Credit Agreement are to be used to consummate the Acquisition, the legal structure of the Acquisition shall be reasonably acceptable to the Agent;
(e)    any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Parent and its Subsidiaries under this Agreement;
(f)    any Subsidiary acquired or formed in such Acquisition shall be joined as a Loan Party, shall grant a first priority (subject to (x) the Revolver Agent Liens and (y) Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law) security interest in such property of such Subsidiary of the same nature as constitutes Collateral under the Security Documents and shall take such further actions within the time set forth in, and subject to and in accordance with the provisions of, Section 6.11 hereof, to the extent required thereunder; and
(g)    the Payment Conditions shall have been satisfied.
“Permitted Cash Equivalents” shall mean:
(a)     readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or a “Lender” under the Revolver Credit Agreement or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and
(e)    Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above.
“Permitted Discretion” means a determination made by the Agent in good faith and in the exercise of commercially reasonable business judgment.
“Permitted Disposition” means any of the following:
(a)    Dispositions of Inventory in the ordinary course of business;
(b)    bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings, at arm’s length;
(c)    non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries to Third Party Dealers and Third Party Franchisees in the ordinary course of business;
(d)    licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, with respect to licensed departments established after the Effective Date or with respect to any material increase in revenue after the Effective Date of any existing licensed departments as of the Effective Date, if requested by the Agent, the Lead Borrower shall use commercially reasonable efforts to cause the Person operating such licensed department to enter into an intercreditor agreement with the Agent on terms and conditions similar to those entered into in connection with other credit agreements in which GBFC acts as agent or on other current market agreements;
(e)    Dispositions of equipment and other property in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;
(f)    sales, transfers and other Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;
(g)    sales, transfers and other Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;
(h)    Dispositions which constitute Restricted Payments that are otherwise permitted hereunder;
(i)    Dispositions permitted pursuant to Sections 7.02 and 7.04 hereof;
(j)    the Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;
(k)    leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business;
(l)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license the Related Intellectual Property, unless the limited license granted to the Agent in such Related Intellectual Property pursuant to the Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
(m)    the sale of other Permitted Cash Equivalents in the ordinary course of business;
(n)    sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;
(o)    Dispositions of Related Intellectual Property to Persons that have entered into an agreement, reasonably satisfactory to the Agent, acknowledging the limited license granted to the Agent in such Related Intellectual Property pursuant to the Loan Documents and agreeing to abide by, and not interfere with, such limited license;
(p)    Dispositions of property not constituting Collateral in an amount not to exceed $20,000,000 in the aggregate as to all such dispositions occurring after the Revolver Effective Date, irrespective of whether the Payment Conditions have been satisfied;
(q)    Dispositions of other property not constituting Collateral so long as the Payment Conditions are satisfied; and
(r)    Dispositions pursuant to Permitted Sale Leaseback transactions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
(c)    Liens, pledges and deposits made in the ordinary course of business in connection with workers’ compensation and other casualty insurance lines, unemployment insurance and other types of social security laws or regulations, other than any Lien imposed by ERISA;
(d)    Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    Liens in respect of judgments that would not constitute an Event of Default hereunder;
(f)    easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;
(g)    Liens existing on the Revolver Effective Date that are listed in the Perfection Certificate (other than the Revolver Agent Liens) and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;
(h)    Liens on fixed or capital assets of any Loan Party which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after the acquisition thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties;
(i)    Liens in favor of the Agent securing the Obligations;
(j)    landlords’ and lessors’ statutory Liens in respect of rent not in default;
(k)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Revolver Effective Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions or customary contractual provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries, including rights of setoff relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or relating to pooled deposit or sweep accounts of the Loan Parties to permit the satisfaction of overdraft or similar obligations incurred in the ordinary course of business;
(m)    any interest of a lessor or sublessor under, and Liens arising from, precautionary UCC filings (or equivalent filings) regarding leases and subleases permitted under the Loan Documents (including, for the avoidance of doubt, in connection with Permitted Sale Leasebacks);
(n)    any interest of, and Liens granted to consignors in the ordinary course of business with respect to the consignment of goods to a Loan Party;
(o)    voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired or on such property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;
(p)    Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
(q)    Liens on Related Intellectual Property with Persons that have entered into an agreement, reasonably satisfactory to the Agent, acknowledging the limited license granted to the Agent in such Related Intellectual Property pursuant to the Loan Documents and agreeing to abide by, and not interfere with, such limited license;
(r)    Liens on property of the Loan Parties to secure Permitted Indebtedness under clause (j) or (k) of the definition thereof and any Permitted Refinancings thereof; provided that, (i) any Liens on the Collateral granted by the Loan Parties pursuant to this clause (r) shall be junior and subordinate to the Agent’s Lien on the Collateral and shall be subject to an intercreditor agreement on commercially reasonable terms similar to those entered into in connection with other credit agreements in which GBFC acts as agent or on other current market agreements, and (ii) if the Loan Parties grant Liens on both Collateral and on other Collateral or other property or assets which do not constitute Collateral (such other Collateral, property or assets not constituting ABL Collateral hereinafter referred to as “Other Property”) pursuant to this clause (r), the Loan Parties may grant a first priority Lien on such Other Property to the Revolver Agent and shall grant a second priority Lien on such Other Property to the Agent and shall cause the holder of such Permitted Indebtedness to enter into an intercreditor agreement with the Revolver Agent and the Agent on commercially reasonable terms similar to those entered into in connection with other credit agreements in which GBFC acts as agent or on other current market agreements;
(s)    other Liens securing obligations in an amount not to exceed $10,000,000 in the aggregate;
(t)    Liens in favor of Credit Card Issuers and Credit Card Processors arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;
(u)    Liens on premium rebates securing financing arrangements with respect to insurance premiums;
(v)    Liens on securities that are the subject of repurchase agreements constituting Permitted Cash Equivalents;
(w)    Liens on cash or Permitted Cash Equivalents posted as margin to secure Indebtedness incurred pursuant to section (e) of the definition of Permitted Indebtedness;
(x)    Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder; and
(y)    the Revolver Agent Liens (including, for the avoidance of doubt, in respect of cash collateral provided in accordance with the Revolver Loan Documents), provided that such Liens shall be subject to the ABL Intercreditor Agreement.
“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than SHC and its Subsidiaries.
“Permitted Indebtedness” means each of the following:
(a)    Indebtedness outstanding on the Revolver Effective Date that is listed in the Perfection Certificate and any Permitted Refinancing thereof;
(b)    Indebtedness of any Loan Party to any other Loan Party;
(c)    purchase money Indebtedness of the Parent or any Subsidiary to finance the acquisition of any real or personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $75,000,000 at any time outstanding and further provided that, if reasonably requested by the Agent with respect to property that is material to the realization on the Collateral, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a use and access agreement on terms reasonably satisfactory to the Agent;
(d)    contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;
(e)    obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(f)    Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations with respect to any Acquisition permitted under Section 7.02 or Disposition permitted by Section 7.05;
(g)    Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);
(h)    the Obligations;
(i)    Indebtedness that is unsecured or subordinated so long as the terms of such Indebtedness and the subordination provisions relating to such Indebtedness are reasonably acceptable to the Agent;
(j)    Indebtedness under one or more term loan facilities in an aggregate amount not to exceed $250,000,000, which facilities have a maturity date of not earlier than 91 days following the Maturity Date described in clause (a) of the definition thereof, which do not require the repayment of principal prior to the Maturity Date described in clause (a) of the definition thereof in excess of one percent (1.00%) per annum of the original principal amount thereof (excluding, for the avoidance of doubt, repayments required as a result of asset sales, change of control or events of default thereunder) and which term loan facilities if secured by Liens on Collateral, shall be subject to an intercreditor agreement with the holder of such Indebtedness subordinating such Liens on the Collateral to the Liens of the Agent and the Liens of the Revolver Agent on the Collateral and otherwise on commercially reasonable terms similar to those entered into in connection with other credit agreements in which Bank of America acts as agent or on other current market agreements;
(k)    Reserved;
(l)    (i) Indebtedness of any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary that is not a Loan Party, (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party, provided such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Agent and such Indebtedness does not mature prior to the Maturity Date described in clause (a) of the definition thereof, and (iii) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party arising from a Permitted Investment by such Loan Party in such Subsidiary that is not a Loan Party;
(m)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(n)    Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(o)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)    To the extent constituting Indebtedness, obligations incurred in the ordinary course of business in respect of private label trade letters of credit not constituting Obligations;
(q)    Indebtedness that is Permitted Refinancing Indebtedness;
(r)    Indebtedness arising from a Guarantee of any Indebtedness otherwise constituting Permitted Indebtedness;
(s)    Guarantees issued to vendors in connection with invoices and purchase orders in the ordinary course of business;
(t)    Indebtedness arising from any lease classified as Indebtedness and entered into pursuant to any Permitted Sale Leaseback; provided that the aggregate Indebtedness pursuant to this clause (t) shall not exceed $20,000,000 at any time outstanding; and
(u)    the Revolver Obligations; provided that Revolver Outstandings shall in no event exceed $220,000,000.
“Permitted Investments” means each of the following:
(a)    Permitted Cash Equivalents;
(b)    Investments existing on the Revolver Effective Date and listed in the Perfection Certificate, but not any increase in the amount thereof or any other modification of the terms thereof;
(c)    (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Revolver Effective Date, (ii) additional Investments by any Loan Party and the Subsidiaries in Loan Parties (other than the Parent), (iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested after the Revolver Effective Date not to exceed $15,000,000;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees constituting Permitted Indebtedness and Guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(f)    so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(h)    advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $1,000,000 to any individual at any time outstanding or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for ordinary business purposes;
(i)    Investments constituting Permitted Acquisitions and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of the Acquisition);
(j)    Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;
(k)    Investments in Swap Contracts not entered into for speculative purposes;
(l)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party;
(m)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Agent in such Intellectual Property pursuant to the Loan Documents; and
(n)    Investments in joint ventures that solely own real properties (and ancillary assets) upon which Stores are located existing as of the Revolver Effective Date and entered into thereafter in the ordinary course of business;
(o)    other Investments not otherwise specifically described herein not to exceed $10,000,000 at any time outstanding irrespective of whether the Payment Conditions have been satisfied; and
(p)    other Investments not otherwise specifically described herein so long as the Payment Conditions have been satisfied.
“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:
(a)    Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or
(b)    Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or
(c)    Is made to pay any other amount chargeable to any Loan Party hereunder;
provided however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance that, when taken together with all other Permitted Overadvances then outstanding, would exceed 5% of the Borrowing Base.
“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not have a final maturity earlier than the final maturity of the Indebtedness being refinanced, (d) in the case of a Permitted Refinancing of Indebtedness of the type described in clause (j) of the definition of Permitted Indebtedness, such Permitted Refinancing Indebtedness shall not require any repayment of principal prior to the Maturity Date described in clause (a) of the definition thereof in excess of one percent (1.00%) per annum of the original principal amount thereof (excluding, for the avoidance of doubt, repayments required as a result of assets sales, change of control or events of default thereunder), (e) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (f) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced.
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of its Subsidiaries, provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary; and provided further that, if requested by the Agent in its Permitted Discretion, the Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any lessor with respect to any such Permitted Sale Leaseback.
“Permitted Store Closings” means (a) Store closures and related Inventory dispositions which do not exceed (i) in any Fiscal Year of the Parent and its Subsidiaries, Stores representing ten (10%) percent of the amount of Inventory of the Loan Parties’ as of the beginning of such Fiscal Year and (ii) in the aggregate from and after the Revolver Effective Date, Stores representing forty (40%) percent of the amount of Inventory of the Loan Parties’ as of the Revolver Effective Date; provided that, for purposes of this clause (a), Store closures and related Inventory dispositions occurring with respect to a “Sears Home Appliance Showroom” or a “Sears Hardware Store” shall be excluded from the calculations of such ten (10%) percent and forty (40%) percent limitations, as applicable, and (b) the related Inventory is either moved to a distribution center or another retail location of the Loan Parties for future sale in the ordinary course of business or is disposed of at such Stores in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan) maintained for employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pro Forma Availability Condition” shall mean, as of any date of calculation, Pro Forma Excess Availability will be equal to or greater than the greater of (a) 20% of the Revolver Loan Cap and (b) $40,000,000.
“Pro Forma Excess Availability” shall mean, as of any date of calculation, after giving pro forma effect to the transaction then to be consummated or payment to be made, Availability as of the date of such transaction or payment and projected average monthly Availability for each month during the subsequent projected twelve (12) fiscal months.
“Public Lender” has the meaning specified in Section 6.02.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Recipient” means the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 10.06(c).
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.
“Related Intellectual Property” means such rights with respect to the Intellectual Property of the applicable Subsidiaries of SHC (other than Sears Canada Inc. and its Subsidiaries) as are reasonably necessary to permit the Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived as of the date hereof.
“Reports” has the meaning provided in Section 9.12(c).
“Request for Credit Extension” means with respect to a Borrowing, a Committed Loan Notice.
“Required Lenders” means, as of any date of determination, (a) prior to the Effective Date and the funding of Term Loans hereunder, Lenders holding at least 51% of the Aggregate Commitments or (b) at any time after the Effective Date and the funding of the Term Loans hereunder, Lenders holding in the aggregate at least 51% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Reserves” means all Inventory Reserves and Availability Reserves. The Agent shall have the right, at any time and from time to time after the Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves, in each case, to the extent provided for in the definitions of Inventory Reserves and Availability Reserves.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest of Parent or any of its Subsidiaries, or on account of any return of capital to Parent’s or its Subsidiaries’ stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
“Restricted Payment Conditions” means, with respect to any Restricted Payment, either (a) (i) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, (ii) the Borrowers have demonstrated to the reasonable satisfaction of the Agent that monthly Availability, immediately following the making of such Restricted Payment and as projected on a pro forma basis for the twelve (12) months following and after giving effect to such Restricted Payment, will be at least equal to the greater of (x) 25% of the Revolver Loan Cap, and (y) $50,000,000, and (iii) after giving pro forma effect to such Restricted Payment as if such Restricted Payment constituted a “Debt Service Charge”, the Consolidated Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis, is equal to or greater than 1.1:1.0, or (b) (i) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment, and (ii) the Borrowers have demonstrated to the reasonable satisfaction of the Agent that monthly Availability, immediately following the making of such Restricted Payment and as projected on a pro forma basis for the twelve (12) months following and after giving effect to such Restricted Payment, will be at least equal to the greater of (x) 50% of the Revolver Loan Cap, and (y) $100,000,000. Any projections provided by the Borrowers to the Agent in order to demonstrate compliance with the forgoing Restricted Payment Conditions shall be good faith projections prepared consistent with past practice, which projections shall be reasonably satisfactory to the Agent.
“Revolver Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Revolver Credit Agreement.
“Revolver Agent Liens” means Liens on Collateral granted by the Loan Parties in favor of the Revolver Agent pursuant to the Revolver Loan Documents to secure the Revolver Obligations.
“Revolver Availability Block” means the “Availability Block” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof or as modified from time to time with the consent of the Agent or in accordance with the ABL Intercreditor Agreement.
“Revolver Borrowing Base” means the “Borrowing Base” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof or as modified from time to time with the consent of the Agent or in accordance with the ABL Intercreditor Agreement.
“Revolver Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 1, 2016, by and among the Borrowers, the Parent, the other Loan Parties party thereto, the Revolver Agent and the other agents and arrangers from time to time party thereto, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this agreement and the ABL Intercreditor Agreement.
“Revolver Effective Date” means November 1, 2016.
“Revolver Loan Cap” means, at any time of determination, the “Loan Cap” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof.
“Revolver Loan Documents” means the “Loan Documents” under and as defined in the Revolver Credit Agreement.
“Revolver Maturity Date” means the “Termination Date” under and as defined in the Revolver Credit Agreement, as in effect on the date hereof, as such date may be extended from time to time with the consent of the Agent or in accordance with the ABL Intercreditor Agreement.
“Revolver Obligations” means the “Obligations” under and as defined in the Revolver Credit Agreement, as in effect on the Effective Date.
“Revolver Outstandings” means “Total Outstandings” as defined in the Revolver Credit Agreement, as in effect on the Effective Date.
“Rights Offering” means the planned distribution by SHC to each holder of its common stock of transferable subscription rights to purchase the Equity Interests of the Parent on the terms and conditions set forth in the Form S-1 Registration Statement dated April 26, 2012 (as amended and in effect on October 11, 2012.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal (other than Inventory), whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“Sears Tri-Party Agreement” means the Amended and Restated Agreement dated the Effective Date among the Agent, the Revolver Agent, the Loan Parties and SHC and certain of its Subsidiaries, and as the same may be amended and in effect from time to time.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Documents” means the Guaranty and Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
    “Separation Agreements” means each of: (a) the Services Agreement dated August 8, 2012 between Sears Holding Management Corporation and the Parent, (b) the Merchandising Agreement dated August 8, 2012 by and among Sears, Roebuck and Co., Kmart Corporation and SHC, on the one hand, and the Parent, the Lead Borrower, and Sears Outlet Stores, L.L.C., on the other hand, (c) the Store License Agreement dated August 8, 2012 between Sears, Roebuck and Co. and the Lead Borrower, (d) the Store License Agreement dated August 8, 2012 between Sears, Roebuck and Co. and Sears Outlet Stores, L.L.C., (e) the Store License Agreement dated August 8, 2012 between Sears, Roebuck and Co. and Sears Home Appliance Showrooms, LLC, (f) the Trademark License Agreement dated August 8, 2012 between Sears, Roebuck and Co. and the Parent, (g) the Shop Your Way Rewards Retail Establishment Agreement dated August 8, 2012 between Sears Holdings Management Corporation and the Parent, (h) the Tax Sharing Agreement dated August 8, 2012 between SHC and the Parent, and (i) the ETSA, in each case, as amended from time to time following the Rights Offering, including by the applicable amendments to such agreements as disclosed on the Parent’s Form 8-K on May 17, 2016.
“Settlement Date” has the meaning provided in Section 2.14(a).
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.
“SHC” means Sears Holdings Corporation, a Delaware corporation.
“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
“Solvent” and “Solvency” means, with respect to any Person and its Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party (other than any location operated by a Third Party Dealer or a Third Party Franchisee).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, an “Immaterial Subsidiary” shall not be considered a “Subsidiary” of the Parent or any other Loan Party for purposes of Articles V, VI, VII and VIII of this Agreement except for purposes of Section 8.01(h).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the obligations of a Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning specified in Section 2.01 and shall be deemed to include all Incremental Term Loans.
“Term Loan Facility” means, at any time, the term loan facility represented by (a) prior to the Effective Date and the funding of the Term Loans hereunder, the Aggregate Commitments and (b) thereafter, the aggregate outstanding principal amount of the Term Loans made to the Borrowers by the Lenders at such time.
“Term Loan Facility Increase” has the meaning set forth in Section 2.15(a).
“Term Loan Prepayment Fee” shall have the meaning set forth in the Fee Letter.
“Term Loan Push-Down Reserve” means a Reserve maintained against the Revolver Borrowing Base in an amount equal to the amount by which (if any) the Total Outstandings exceed the Borrowing Base.
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII, or (iii) the repayment or prepayment of all Obligations in accordance with the provisions of Section 2.05(a) hereof.
“Third Party Dealer and Franchisee Eligibility Requirements” means, collectively, each of the following:
(a)    The applicable Loan Party has executed an agreement (i) with the applicable Third Party Dealer to operate a “Sears Authorized Hometown Store”, “Sears Home Appliance Showroom” or “Sears Hardware Store” at a location owned or leased and operated by such Third Party Dealer, substantially on the standard form agreements containing terms and conditions established by the Loan Parties from time to time, and with respect to any agreement executed or renewed or extended after October 11, 2012, to include (A) an acknowledgement from such Third Party Dealer that the Loan Parties, or the Agent, acting on behalf of the Loan Parties, are authorized to transfer proceeds of the Inventory consigned by such Loan Party to such Third Party Dealer from the bank account maintained by such Third Party Dealer to an account in the name of a Loan Party, and (B) an acknowledgement by the Third Party Dealer that the applicable Loan Party has granted a Lien to the Agent on the Inventory consigned by such Loan Party to the Third Party Dealer and an agreement by the Third Party Dealer to reasonably cooperate with the Agent in the event of the exercise by the Agent of its rights and remedies with respect to such Lien, or (ii) with the applicable Third Party Franchisee to operate a “Sears Home Appliance Showroom” or a “Sears Hardware Store” at a location owned or leased and operated by such Third Party Franchisee, substantially on the standard form agreements containing terms and conditions established by the Loan Parties from time to time, and with respect to any agreement executed or renewed or extended after October 11, 2012, to include (A) an acknowledgement from such Third Party Franchisee that the Loan Parties, or the Agent, acting on behalf of the Loan Parties, are authorized to transfer proceeds of the Inventory consigned by such Loan Party to such Third Party Franchisee from the bank account maintained by such Third Party Franchisee to an account in the name of a Loan Party, and (B) an acknowledgement by the Third Party Franchisee that the applicable Loan Party has granted a Lien to the Agent on the Inventory consigned by such Loan Party to the Third Party Franchisee and an agreement by the Third Party Franchisee to reasonably cooperate with the Agent in the event of the exercise by the Agent of its rights and remedies with respect to such Lien;
(b)    The applicable Loan Party has provided the Agent with evidence that such Loan Party has filed appropriate UCC financing statements against the applicable Third Party Dealer or Third Party Franchisee evidencing the consignment arrangement between such Loan Party and the applicable Third Party Dealer or Third Party Franchisee with respect to the Inventory consigned by the such Loan Party to the applicable Third Party Dealer or Third Party Franchisee, and has taken all other action required under applicable Law to obtain a valid, first priority perfected security interest in such Inventory (including, without limitation, providing notification to other secured parties of the applicable Third Party Dealer or Third Party Franchisee as required by the UCC);
(c)    If requested by the Revolver Agent (or after the repayment of all Revolver Obligations and the termination of commitments under the Revolver Credit Agreement, the Agent), the applicable Loan Party has provided the Revolver Agent or, as applicable, the Agent, with an assignment of the UCC financing statements set forth in clause (b) above;
(d)     The applicable Loan Party has complied with all representations, warranties and covenants set forth herein and in the other Loan Documents relating to federal and state franchise and other regulatory Law in connection with the operation of “Sears Authorized Hometown Stores”, “Sears Home Appliance Showrooms” and “Sears Hardware Stores” by the applicable Third Party Dealer or Third Party Franchisee; and
(e)    The agreements between the applicable Loan Party and the applicable Third Party Dealer or Third Party Franchisee provide that all amounts owed by such Third Party Dealer or Third Party Franchisee to such Loan Party shall be swept daily into a Blocked Account.
For the purposes of paragraph (a) above, “reasonably cooperate with the Agent” means that, subject to the ABL Intercreditor Agreement, the Third Party Dealer or Third Party Franchisee, as the case may be, will, at the Agent’s expense, (i) give the Agent and its representatives access during normal business hours to all Inventory consigned by the applicable Loan Party to the Third Party Dealer or Third Party Franchisee, as the case may be, (ii) permit the Agent and its representatives to take possession and control of the Inventory consigned by the applicable Loan Party to the Third Party Dealer or Third Party Franchisee, as the case may be, and to remove the Inventory from the premises of the Third Party Dealer or Third Party Franchisee, as the case may be, (iii) to the extent not prohibited by applicable location occupancy agreements (such as leases), conduct “going out of business sales” and engage in similar activities with respect to the Inventory consigned by the applicable Loan Party to the Third Party Dealer or Third Party Franchisee, as the case may be, and (iv) take all other commercially reasonable actions with respect to the Inventory consigned by the applicable Loan Party to the Third Party Dealer or Third Party Franchisee, as the case may be, that, upon the Agent’s request, may be reasonably necessary to permit the Agent to exercise all of its rights and remedies with respect to the Lien on the Inventory consigned by such Loan Party to the Third Party Dealer or Third Party Franchisee, as the case may be.
“Third Party Dealers” means, as of the Effective Date, the individuals and entities listed in the Perfection Certificate as “third party dealers”, and thereafter, any additional individual or entity that meets the Third Party Dealer and Franchisee Eligibility Requirements.
“Third Party Franchisees” means, as of the Effective Date, the individuals and entities listed in the Perfection Certificate as “third party franchisees”, and thereafter, any additional individual or entity that meets the Third Party Dealer and Franchisee Eligibility Requirements.
“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Agent and the Lenders, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and including, for the avoidance of doubt, any terms that are defined in this Agreement or any other Loan Document by cross reference to such other agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (except as expressly provided for and subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); provided, however, that any terms used herein and defined herein by reference to the Revolver Credit Agreement or any other Revolver Loan Document, shall continue to be defined by reference to such documents notwithstanding that such agreements may cease to be in effect or have been terminated), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
2.01    Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan in Dollars (each such loan, a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers on the Effective Date, in an aggregate amount equal to the amount of such Lender’s Commitment, provided, that after giving effect to the Term Loans made on the Effective Date, (i) the Total Outstandings shall not exceed the sum of the (x) Borrowing Base plus (y) the amount (if any) of the Term Loan Push-Down Reserve maintained against the Revolver Borrowing Base, and (ii) the sum of (x) Total Outstandings plus (y) the Revolver Outstandings shall not exceed the Combined Loan Cap.
The Term Loans on the Effective Date shall be made concurrently by the Lenders in accordance with their respective Commitments.  Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed.
2.02    Borrowings of Term Loans.
(a)    Each Borrowing shall be made upon the Lead Borrower’s irrevocable written notice to the Agent. Each such notice must be received by the Agent not later than 12:00 p.m. on the Business Day of the requested date of any Borrowing of Term Loans. Each such notice by the Lead Borrower pursuant to this Section 2.02(a) shall be in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower and delivered to the Agent. Each Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), and (ii) the principal amount of Term Loans to be borrowed.
(b)    Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender in writing of the amount of its Applicable Percentage of the requested Term Loans. Each Lender shall make the amount of its Term Loan available to the Agent in immediately available funds at the Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 and 4.02, the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent by wire transferring such funds, in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.
(c)    To the extent not paid when due, the Agent, without the request of the Lead Borrower, may capitalize and add to the principal balance of any Term Loans any interest, fee (including, the Term Loan Prepayment Fee), service charge (including direct wire fees), expenses, or other payment to which the Agent or any Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower in writing of any such capitalization or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(c) shall bear interest at the interest rate then and thereafter applicable to Term Loans (including the Default Rate (if applicable)).
(d)    The Agent shall notify the Lead Borrower and the Lenders of any change in Applicable Reference Rate applicable to Term Loans promptly following any change therein.
(e)    The Agent and the Lenders shall have no obligation to make any Term Loan if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers or the Lenders and the Borrowers and each Lender shall be bound thereby; provided that the Required Lenders may suspend the Agent’s authorization to make any or all Permitted Overadvances. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Term Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(b). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. Except as expressly provided in Section 9.03, the Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance.
2.03    Reserved.
2.04    Reserved.
2.05    Prepayments.
(a)    The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (except as provided in Section 2.09(a)); provided that (i) such notice must be received by the Agent not later than (A) 5:00 p.m. five Business Days prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment, together with the Term Loan Prepayment Fee (if applicable), and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid. Subject to Section 2.16, each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentages and the amount of any such Term Loan Prepayment Fee shall be distributed to the lenders in accordance with their respective Applicable Percentages.
(b)    If for any reason the Total Outstandings at any time exceed the sum of (x) the Borrowing Base plus (y) the amount of the Term Loan Push-Down Reserve (as and when required under the ABL Intercreditor Agreement to be) maintained against the Revolver Borrowing Base (which shall be determined in good faith), the Borrowers shall immediately prepay the Term Loans in an aggregate amount equal to such excess.
(c)    The Borrowers shall prepay the Term Loans and to the extent required pursuant to the provisions of Section 6.12 hereof; provided, however that any such amounts first, shall be applied to the Revolver Obligations until paid in full, in accordance with the requirements of Section 2.05(d) of the Revolver Credit Agreement and then, second shall be applied to the Obligations hereunder; provided, further, that, notwithstanding the foregoing, no such amounts shall be required to be applied to the Obligations hereunder unless an Event of Default has occurred and is then continuing.
(d)    Prepayments made pursuant to Section 2.05(b) and (c) above (and in the case of clause (c) above, only if an Event of Default has occurred and is then continuing), first, shall be applied ratably to the outstanding Term Loans; second, shall be applied ratably to any other Obligations that are then due and owing, and, third, the amount remaining, if any, after the application of prepayments pursuant to clauses first through second above shall be remitted to the Lead Borrower.
2.06    Termination of Commitments. The Aggregate Commitments shall be automatically and permanently reduced to zero on the Effective Date upon the Borrowing of the Term Loans.
2.07    Repayment of Obligations. The Borrowers, jointly and severally, promise to pay to the Lenders on the Termination Date all Obligations outstanding on such date and due and owing to such Lenders (other than contingent indemnification obligations for which claims have not been asserted).
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b) below and unless otherwise provided with respect to an Incremental Term Loan, each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Reference Rate plus the Applicable Margin.
(b)    If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter (for so long as such Event of Default is continuing) such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Except as provided in Section 2.08(b), interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Term Loan Prepayment Fee. In the event that, at any time on or prior to the third anniversary of the Effective Date, the Termination Date occurs, or in the event that, at any time on or prior to the third anniversary of the Effective Date, the Borrowers voluntarily prepay or repay, or are required to prepay or repay (whether by acceleration of the Obligations pursuant to Section 8.02 or for any other reason whatsoever (other than, in each of the foregoing cases, pursuant to or resulting from Section 2.05(b) or Section 2.05 (c)), the Term Loans in whole or in part, then, on the Termination Date or the effective date of such prepayment or repayment (or the date the requirement to prepay or repay arises), as applicable, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, the Term Loan Prepayment Fee on the amount of the Term Loans so prepaid or repaid or required to be prepaid or repaid (and to the extent such Term Loan Prepayment Fee is not paid when due, such fee shall be automatically capitalized and added to the principal balance of the Term Loans). All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or prepayment (or repayment) of any portion of the Term Loans and that, in view of the difficulty in ascertaining the amount of such damages, the Term Loan Prepayment Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.
(b)    Other Fees. The Borrower shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
2.12    Payments Generally; Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Loans, that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02, and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at the interest rate applicable to Term Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(i)    Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the interest rate applicable to Term Loans. A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.01 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Term Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment hereunder.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.03, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Settlement Amongst Lenders.
(a)    The amount of each Lender’s Applicable Percentage, shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Term Loans and repayments of Term Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.
(b)    The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Term Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, the Agent shall transfer to each Lender its Applicable Percentage of repayments.
2.15    Increase in Commitments.
(a)    Request for Increase.  Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent, the Lead Borrower may from time to time, request an increase in the Term Loan Facility by an amount (for all such requests) not exceeding $10,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Lead Borrower may make a maximum of two (2) such requests during the term of this Agreement.  Any such requested increase shall first be made available to GBFC LLC and, to the extent that (i) on or before the tenth (10th) Business Day following the date that GBFC LLC is notified of such request for an increase hereunder, GBFC LLC declines to provide the entire amount of the requested increase in the Term Loan Facility (with any failure to respond within such time being deemed to be an election by GBFC to decline such request) and (ii) the Agent shall consent in writing thereto, the Arranger may upon the Lead Borrower’s request, arrange for Lenders (other than GBFC LLC) or other financial institutions (in each case, approved by both the Agent (in its sole discretion) and the Lead Borrower (in its sole discretion)) to issue commitments in an amount equal to the amount of the increase in the Term Loan Facility requested by the Lead Borrower and not accepted by GBFC LLC (each such increase by either means, a “Term Loan Facility Increase,”  and each Person providing any portion of the Term Loan Facility Increase, an “Additional Commitment Lender”); provided, however, that (x) no Lender (including GBFC LLC) shall be obligated to provide any portion of a Term Loan Facility Increase and (y) no increase in the Term Loan Facility shall be permitted, except as provided and arranged above.
(b)    Effective Date and Allocations.  If the Term Loan Facility is increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) each Additional Commitment Lender shall severally make a term loan in Dollars (each, an “Incremental Term Loan”) to the Borrowers, in an amount equal to the amount of the Term Loan Facility Increase that such Additional Commitment Lender has agreed to provide (and, concurrently with the funding its Incremental Term Loan, any commitments of such Additional Commitment Lender in respect thereof shall automatically terminate), and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the Incremental Term Loans and revised Applicable Percentages (taking into account such increase) of the Lenders.  All Incremental Term Loans shall be deemed to be Term Loans for all purposes hereof from the date such Incremental Term Loans are funded.
(c)    Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent (a) a certificate of each Borrower dated as of the Increase Effective Date signed by a Responsible Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, (b) a certificate of the Lead Borrower that (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (A) and (B) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) before and after giving effect to such increase, no Default or Event of Default exists or would arise therefrom, (ii) the Loan Parties, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists.  Any increase under this Section 2.15 shall be on terms identical to those applicable to the existing Term Loans of the Lenders, except (x) as agreed to by Agent, GBFC LLC, the Additional Commitment Lenders agreeing to participate in such increase and the Lead Borrower, (y) with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Loan Parties and Agent and Additional Commitment Lenders agreeing to participate in such increase, and (z) with respect to the interest rate and maturity date applicable to the applicable Incremental Term Loan, which may be agreed to among the Loan Parties, the Agent, and the Additional Commitment Lenders agreeing to participate in such increase.
(d)    Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Reserved.
(b)    Defaulting Lender Cure. If the Lead Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrowers. Without limitation or duplication of the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Lead Borrower or the Agent, as the case may be, after any payment of Taxes by the Lead Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Agent or the Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Agent, as the case may be.
(e)    Status of Recipients; Tax Documentation.
(i)    Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)    Without limiting the generality of the foregoing, in the event that the Lead Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:
(1)    (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of a tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or
(4)    executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    [Reserved].
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Lead Borrower through the Agent and subject to the last sentence of the definition of “LIBOR Rate”, the interest rate shall, if necessary to avoid such illegality, be determined by the Agent solely by reference to the Base Rate component of the Applicable Reference Rate, until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate, or the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, subject to the last sentence of the definition of “LIBOR Rate”, the Applicable Reference Rate shall be determined solely by reference to the Base Rate component thereof, until the Agent (upon the instruction of the Required Lenders) revokes such notice.
3.04    Increased Costs; Reserves on LIBOR Rate Loans.
(a)    Increased Costs Generally. If any Change in Law occurring after the date that such Lender first became a Lender, shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law occurring after the date that such Lender first became a Lender affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall include a written statement setting forth in reasonable detail the basis for calculating such amount or amounts and be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Agent), which demand shall include a written statement, setting forth in reasonable detail the basis for calculating amounts owed to such Lender pursuant to this Section 3.05, from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred, without duplication of any amounts to which a Lender is otherwise entitled pursuant to the other provisions of this Article III, by it as a result of any failure by the Borrowers (for a reason other than the failure of such Lender to make a Term Loan) to prepay or borrow any Term Loan on the date or in the amount notified by the Lead Borrower, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan (but excluding any loss of anticipated profits).
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender (other than GBFC LLC) requests compensation under Section 3.04, has invoked the provisions of Section 3.02, or if the Borrowers are required to pay any additional amounts to any Lender (other than GBFC LLC) or any Governmental Authority for the account of any Lender (other than GBFC LLC) pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) that eliminates such increased compensation or other additional amounts, the Borrowers may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.
3.08    Designation of Lead Borrower as Borrowers’ Agent.
(a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Term Loans, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of the Term Loans so made as if made directly by the applicable Lender to such Borrower, notwithstanding the manner by which such Term Loans are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
(b)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.
(c)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Term Loan. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV.
CONDITIONS PRECEDENT
4.01    Conditions of Initial Term Loans. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)    The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):
(i)    counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party, Agent and the Lenders in such number as the Agent may request;
(ii)    the ABL Intercreditor Agreement properly executed by the Revolver Agent, the Agent and acknowledged by the Loan Parties;
(iii)    the Sears Tri-Party Agreement properly executed by the Agent, the Revolver Agent, the Loan Parties and SHC and certain Subsidiaries of SHC;
(iv)    a Note executed by the Borrowers in favor of each Lender requesting a Note;
(v)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and each in form and substance reasonably satisfactory to the Agent;
(vi)    copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;
(vii)    a favorable opinion of each of (A) Shearman & Sterling LLP, (B) Richards, Layton & Finger, P.A. and (C) general counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent;
(viii)    a certificate of a Responsible Officer of the Lead Borrower (A) certifying (w) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, (x) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (y) to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby, and (z) to the knowledge of such Responsible Officer, that all consents, licenses or approvals required in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are party, if any, have been obtained and are in full force and effect and (B) certifying and attaching, as true, complete and correct, copies of each of (x) the material Revolver Loan Documents and (y) the Separation Agreements (together with any material amendments thereto);
(ix)    Reserved;
(x)    evidence reasonably satisfactory to the Agent that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;
(xi)    the Security Documents and copies of certificates delivered to the Revolver Agent evidencing any stock required pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
(xii)    all other Loan Documents (to the extent to be executed on the Effective Date), each duly executed by the applicable Loan Parties;
(xiii)    (A)    an appraisal (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are reasonably satisfactory to the Agent, and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agent;
(xiv)    results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 7.01 and Liens for which termination statements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made;
(xv)    evidence that the Loan Parties have established DDAs in the name of the Loan Parties into which amounts owed by Third Party Dealers and Third Party Franchisees will be deposited;
(xvi)    (A)    all documents and instruments, including Uniform Commercial Code financing statements reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the Credit Card Notifications and Blocked Account Agreements to the extent required pursuant to Section 6.12 hereof shall have been obtained, and (C) control agreements with respect to the Loan Parties’ securities and investment accounts have been obtained to the extent required under the Security Documents;
(xvii)    [reserved]; and
(xviii)    the Agent shall have received such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
(b)    After giving effect to transactions contemplated hereby and Term Loans to be made on the Effective Date hereunder, Availability shall be not less than $50,000,000.
(c)    The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on February 3, 2018, and executed by a Responsible Officer of the Lead Borrower.
(d)    The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.
(e)    There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)    There shall not have occurred any default of any Material Contract of any Loan Party.
(g)    The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document of any Loan Party.
(h)    All fees required to be paid to the Agent or the Arranger on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.
(i)    The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced at least one Business Day prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).
(j)    To the extent requested in writing at least three (3) Business Days prior to the Effective Date, the Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.02    Conditions to all Borrowings. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    The Separation Agreements shall be in full force and effect, unless terminated on a basis reasonably satisfactory to the Agent.
(b)    The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the date of such Borrowing, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(c)    No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(d)    The Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing. The conditions set forth in this Section 4.02 are for the sole benefit of the Agent.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Lenders to enter into this Agreement and to make and maintain Term Loans hereunder, the Parent and the Borrowers, on behalf of each Loan Party, represent and warrant to the Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Perfection Certificate sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Material Contract or any Material Indebtedness to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens permitted by Section 7.01); or (d) violate any Law, except in each case referred to in clauses (b) and (d), to the extent that any such conflict, breach, termination, contravention or violation could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained or made and are in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated November 25, 2017, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    To the best knowledge of the Loan Parties, no Internal Control Event has occurred and is continuing that could reasonably be expected to materially impair the calculation of the Borrowing Base.
(e)    The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.07    Reserved.
5.08    Ownership of Property; Liens.
(a)    Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the conduct of its business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Perfection Certificate sets forth the address of all Real Estate (excluding Leases) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. The Perfection Certificate sets forth the address of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Environmental Compliance.
(a)    No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property, including any currently or formerly owned or operated property, by any Loan Party.
(c)    Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.
5.10    Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks (including, without limitation, worker’s compensation, commercial general liability, insurance on real and personal property and directors and officers liability insurance) as are reasonably determined by the Parent and customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed in the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid.
5.11    Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement other than in connection with the Separation Agreements.
5.12    ERISA Compliance.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Parent and each ERISA Affiliate meet all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher; (iv) neither the Parent nor any ERISA Affiliate has incurred any unsatisfied liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
5.13    Subsidiaries; Equity Interests. As of the Effective Date, the Loan Parties have no Subsidiaries other than those disclosed in the Perfection Certificate, which sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties (other than the Parent) and such Subsidiaries have been validly issued, are fully paid and non-assessable and, as of the Effective Date, are owned by the Persons specified and in the amounts specified in the Perfection Certificate free and clear of all Liens other than Liens permitted by Section 7.01. Except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any Equity Interests in any Subsidiary as of the Effective Date. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in the Perfection Certificate. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Effective Date, each of which was valid and in full force and effect as of the Effective Date.
5.14    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock in violation of Regulations T, U, or X issued by the FRB. None of the proceeds of the Term Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Term Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
(b)    None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16    Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.17    Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Loan Parties, conflict with the rights of any other Person or infringement upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.18    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (ii) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters; (iii) no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law; and (iv) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Effective Date, no Loan Party is a party to or bound by any collective bargaining agreement. As of the Effective Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.
5.19    Security Documents. Subject to the ABL Intercreditor Agreement, the Guaranty and Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the making of the filings contemplated in the Guaranty and Security Agreement and/or the obtaining of “control” (as defined in the UCC) of the Collateral under the Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority to the Liens securing the Obligations).
5.20    Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Borrowing, the Loan Parties, on a Consolidated basis, are and will be Solvent.
5.21    Deposit Accounts; Credit Card Arrangements.
(a)    The Perfection Certificate sets forth a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.
(b)    The Perfection Certificate sets forth a list describing all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
5.22    Brokers. No Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection with the entry into this Agreement, other than as set forth in the Fee Letter.
5.23    Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened in writing, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.24    Material Contracts. The Loan Parties have delivered to the Agent true, correct and complete copies of the Material Contracts, as in effect on the Effective Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of material default under, or of the intention of any other party thereto to terminate, any Material Contract.
5.25    Casualty. Neither the businesses nor the properties of the Loan Parties or their Subsidiaries, considered as a whole, have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.26    Separation Agreements. The Separation Agreements set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, in each case as of the Effective Date. The execution, delivery and performance of each such Separation Agreement has been duly authorized by all necessary action on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the transactions contemplated by the Separation Agreements other than such as have been obtained on or prior to the Effective Date. Each Separation Agreement is the legal, valid and binding obligation of each Loan Party party thereto and, to the best knowledge of any Loan Party, the other parties thereto, enforceable against such parties in accordance with its terms (other than (i) the Separation Agreement described in clause (g) of the definition of such term or (ii) to the extent terminated on a basis reasonably acceptable to the Agent.
5.27    EEA Financial Institution. None of the Borrowers is an EEA Financial Institution.
5.28    Sanctions Concerns and Anti-Corruption Laws.
(a)    No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)    The Loan Parties and their Subsidiaries have conducted their business in compliance with Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions, and to the knowledge of each Borrower, the Loan Parties and their Subsidiaries are in compliance with such Anti-Corruption Laws and applicable Sanctions in all material respects.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Subsidiaries to:
6.01    Financial Statements. Deliver to the Agent and the Lenders (other than GBFC LLC), in form and detail satisfactory to the Agent:
(a)    as soon as available, but in any event within 95 days after the end of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) to the extent not otherwise included in the financial statements delivered pursuant to clause (i), a reasonably detailed build-up of operating income for each Operating Segment for such period, certified by a Responsible Officer of the Parent as stating fairly in all material respects the financial position of each Operating Segment;
(b)    as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) to the extent not otherwise included in the financial statements delivered pursuant to clause (i), a reasonably detailed build-up of operating income for each Operating Segment for such period, certified by a Responsible Officer of the Parent as stating fairly in all material respects the financial position of each Operating Segment;
(c)    as soon as available, but in any event within 30 days after the end of each month, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as, to its knowledge, fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(d)    as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Parent, in form and detail reasonably satisfactory to the Agent, consisting of a projected balance sheet, income statement, cash flows and Availability of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs).
6.02    Certificates; Other Information. Deliver to the Agent and the Lenders (other than GBFC LLC):
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP;
(b)    Within ten (10) Business Days after the end of each fiscal month, a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (it being understood that any weekly Borrowing Base Certificate shall constitute the results of rolled forward information regarding Eligible Inventory and other items, as applicable);
(c)    promptly upon receipt, copies of any report submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any Internal Control Event or any other event that would reasonably be expected, individually or in the aggregate with other events, to result in a Material Adverse Effect;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;
(e)    the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;
(f)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; (other than borrowing notices or other routine communications thereunder)
(g)    as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;
(h)    promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness, and promptly after receipt thereof by any Loan Party, copies of all notices (other than notices delivered in the ordinary course) received from SHC and its Subsidiaries under the Separation Agreements;
(i)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and
(j)    promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered by electronic mail or by posting to a website and, if so delivered by posting to a website, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent and including, without limitation, the website of the SEC). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by electronic mail or by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of the Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through any portion of a Platform designated “Public Investor” or electronic emails distributed to Public Lenders; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for electronic mail distributions that do not have any Public Lenders (other than any individual at or on behalf of such Public Lender designated to receive “Private Side Information” or similar designation) or for posting on a portion of any Platform not designated “Public Investor.”
6.03    Notices. Promptly notify the Agent and the Lenders (other than GBFC LLC) upon obtaining knowledge:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect,
(c)    of any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;
(d)    of any material breach or non-performance of, or any material default under, any agreements with any Third Party Dealer or Third Party Franchisee, or of any material failure of SHC or any of its Subsidiaries to make rent payments due with respect to any location operated by a Third Party Franchisee, that, in either case, would materially and adversely impact the Borrowing Base or materially and adversely impact the ability of the Agent to realize upon the ABL Collateral;
(e)    of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case which would be reasonably expected to result in a Material Adverse Effect;
(f)    of the occurrence of any ERISA Event;
(g)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(h)    of any change in any Loan Party’s senior executive officers;
(i)    of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;
(j)    of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000;
(k)    of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;
(l)    of any failure by any Loan Party to pay rent at (i) any of the Loan Parties’ distribution centers or warehouses; or (ii) any of such Loan Party’s other locations if such failure would reasonably be expected to result in a Material Adverse Effect; and
(m)    to the extent written notice of such failure is received by any Loan Party, of any failure by any Third Party Dealer to pay rent at any of such Third Party Dealer location if such failure by Third Party Dealer location or such failure by a number of other Third Party Dealer locations would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Taxes. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Parent, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. Except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.
6.07    Maintenance of Insurance.
(a)    Maintain or cause to be maintained with financially sound and reputable insurance companies and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
(b)    Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.
(c)    Cause fire and extended coverage policies maintained with respect to any ABL Collateral to be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent and (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer.
(d)    Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.
(e)    Cause business interruption policies, if any, to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent or, as applicable, the Revolver Agent, and (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co‑insurer.
(f)    Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or non-renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.
(g)    Deliver to the Agent, prior to the cancellation or non-renewal of any such policy of insurance, evidence of a renewal or replacement policy, including an insurance binder therefor, together with evidence satisfactory to the Agent of payment of the premium therefor.
None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws (including all Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records; Accountants.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
(b)    at all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.
6.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, the insurance policies maintained by or on behalf of the Loan Parties and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
(b)    Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals with respect to two (2) commercial finance examination during each twelve month period; provided, however, that the Agent agrees that the Agent shall not undertake any such commercial finance examinations to the extent that the Revolver Agent shall have conducted such commercial finance examinations in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at the Credit Parties’ expense or, (ii) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
(c)    Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the ABL Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals with respect to two (2) inventory appraisals in each twelve month period; provided, however, that the Agent agrees that the Agent shall not undertake any such appraisals to the extent that the Revolver Agent shall have conducted such appraisals in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at the Credit Parties’ expense or, (ii) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
6.11    Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such later date as the Agent may agree), cause any such Person that is a wholly-owned domestic Subsidiary (other than any wholly-owned domestic Subsidiary that is an Immaterial Subsidiary or that is owned by a CFC or that is a Foreign Subsidiary Holding Company), or cause any wholly-owned domestic Subsidiary (other than any such Subsidiary that is owned by a CFC or that is a Foreign Subsidiary Holding Company) previously designated as an Immaterial Subsidiary that thereafter becomes a Material Subsidiary, to (a) become a Loan Party by executing and delivering to the Agent a Joinder Agreement or such other documents as the Agent shall deem appropriate for such purpose, (b) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (c) deliver to the Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and, if requested by the Agent, customary favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), in each case in form, content and scope reasonably satisfactory to the Agent; provided that, if any such wholly-owned domestic Subsidiary owns assets of the type which would be included in the Borrowing Base, such Subsidiary shall join the Loan Documents as a Borrower thereunder. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.
6.12    Cash Management.
(a)    To the extent not previously delivered prior to the Effective Date, (i) deliver to the Agent copies of notifications in the form of Exhibit G hereto (each, a “Credit Card Notification”), or otherwise reasonably satisfactory in form and substance to the Agent which have been executed by the applicable Loan Parties and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed in the Perfection Certificate with respect to which the Loan Parties have established credit card processing arrangements independent of SHC and its Subsidiaries, and (ii) enter into a Blocked Account Agreement with each Blocked Account Bank set forth on Schedule 6.12.
(b)    ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA (net of any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments received from all Credit Card Issuers and Credit Card Processors and from SHC and its Subsidiaries pursuant to the Separation Agreements.
(c)    After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer to the collection account maintained by the Revolver Agent at Bank of America (for application to the Revolver Outstandings) (the “Revolver Collection Account”) (provided that, at any time after the repayment of all Revolver Outstandings pursuant to Section 2.05(d) of the Revolver Credit Agreement and to the extent an Event of Default has occurred and is continuing, the Loan Parties shall cause any remaining amounts to be transferred from the Revolver Collection Account or the Loan Parties’ operating account to such other account as directed by the Agent in its sole discretion (the “Term Collection Account” and, together with the Revolver Collection Account, the “Collection Accounts”), no less frequently than daily (and whether or not there are then any Revolver Outstanding or any outstanding Obligations), all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:
(i)    all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);
(ii)    all proceeds of collections of Accounts;
(iii)    all Net Proceeds received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event;
(iv)    the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and
(v)    the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $50,000.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);
All funds in each DDA and each Blocked Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA or Blocked Account.
(d)    The Revolver Collection Account shall at all times during the continuance of a Cash Dominion Event be under the sole dominion and control of the Revolver Agent and, after the after the occurrence and during the continuation of an Event of Default, the Term Collection Account shall be under the sole dominion and control of the Revolver Agent. The Loan Parties hereby acknowledge and agree that (i) during the continuance of a Cash Dominion Event, the Loan Parties shall have no right of withdrawal from the Revolver Collection Account (or, at any time after the occurrence and during the continuation of an Event of Default, the Term Collection Account), (ii) the funds on deposit in each Collection Account shall at all times be collateral security for all of the Obligations and (iii) after the occurrence and during the continuance of an Event of Default, (A) unless the Obligations have been accelerated pursuant to Section 8.02 hereof, the funds on deposit in each Collection Account shall be applied to the Obligations as provided in Section 2.05(d) hereof, and (B) if the Obligations have been accelerated pursuant to Section 8.02 hereof, the funds on deposit in each Collection Account shall be applied to the Obligations as provided in Section 8.03 hereof. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the applicable Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent or, as applicable, the Revolver Agent.
(e)    Upon entering into any agreements with any new Credit Card Issuer or Credit Card Processor, the Loan Parties shall deliver to the Agent a Credit Card Notification as set forth in Section 6.12(a) hereof.
(f)    The Agent agrees that (1) it shall not direct any Credit Card Issuer or Credit Card Processor to transfer any proceeds pursuant to any Credit Card Notification unless an Event of Default has occurred and is continuing and (2) if any Loan Party shall so request, unless an Event of Default has occurred and is continuing, the Agent shall countersign any notification, request, order or direction from such Loan Party to any Credit Card Issuer or Credit Card Processor directing payments from such Credit Card Issuer or Credit Card Processor to be made to a new or different DDA, provided such DDA is a Blocked Account.
(g)    Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
6.13    Information Regarding the Collateral. Furnish to the Agent at least ten (10) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral (including the establishment of any such new office); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.
6.14    Physical Inventories.
(a)    Cause not less than one physical inventory to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with past practice or as otherwise may be reasonably satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within 45 days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(b)    Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent reasonably requests (each, at the expense of the Loan Parties).
6.15    Term Loan Push-Down Reserve. At any time the Total Outstandings exceed the Borrowing Base, the Loan Parties shall cause the Term Loan Push-Down Reserve to be maintained against the Revolver Borrowing Base (as and when required under the ABL Intercreditor Agreement).
6.16    Further Assurances.
(a)    Subject to the ABL Intercreditor Agreement, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.
(b)    If any material assets of the type which constitute Collateral under the Security Documents are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first priority Lien (subject to the Revolver Agent’s Liens and Permitted Encumbrances having priority by operation of applicable Law) under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will, subject to the ABL Intercreditor Agreement, cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.
(c)    Upon the reasonable request of the Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement to the Agent providing for a customary lien waiver and an acknowledgement of Agent’s Lien in the Collateral.
6.17    Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, to the extent necessary to keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
6.18    Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it to the extent required to maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except (i) in each case to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business or (ii) other than with respect to the Separation Agreements, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, or on any Related Intellectual Property, other than, as to all of the above, Permitted Encumbrances.
7.02    Investments. Make any Investments, except Permitted Investments; provided that, after the occurrence and during the continuance of a Cash Dominion Event, no further Permitted Investments of the types specified in clauses (a), (o), and (p) of the definition thereof shall be permitted to be made unless (i) no Term Loans are then outstanding, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.
7.03    Indebtedness; Equity Issuances.
(a)    Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or (b) issue and sell any other Equity Interests of the Borrowers unless such Equity Interests are issued only to the Parent or another Borrower.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
(a)    any Subsidiary which is not a Loan Party may merge or consolidate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be a wholly-owned Subsidiary;
(b)    any Subsidiary which is a Loan Party may merge into or consolidate with any Subsidiary which is a Loan Party; provided that in any merger involving a Borrower, a Borrower shall be the continuing or surviving Person;
(c)    in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party to the extent required in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;
(d)    any Subsidiary may liquidate or dissolve into its parent entity to the extent the Lead Borrower reasonably determines that the continued existence of such Subsidiary is no longer in the best interests of the Parent and its Subsidiaries; and
(e)    in connection with a Permitted Disposition of a Subsidiary, such Subsidiary may merge or consolidate into any Person that is not a Subsidiary.
7.05    Dispositions. Make any Disposition, except Permitted Dispositions.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the following:
(a)    each Subsidiary of a Loan Party, and each Loan Party other than the Parent, may make Restricted Payments to the holder of its Equity Interests, provided that any such Restricted Payment to a Person that is not a Loan Party shall not exceed such Person’s ratable share of the Restricted Payments so made;
(b)    the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and
(c)    if the Restricted Payment Conditions are satisfied, the Parent may (i) purchase, redeem or otherwise acquire Equity Interests issued by it and (ii) declare or pay cash dividends to its stockholders; provided that in no event shall such distributions or repurchases exceed $37,500,000 in any Fiscal Year or $75,000,000 in the aggregate.
7.07    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness for borrowed money, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness, (b) as long as the Payment Conditions are satisfied, voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness, (c) Permitted Refinancings of any such Indebtedness, (d) payments of the Obligations and (e) payments of Revolver Obligations that are permitted or required to be made pursuant to the Revolver Loan Documents.
7.08    Change in Nature of Business.
(a)    In the case of the Parent, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Equity Interests in its Subsidiaries, including the other Loan Parties, (ii) maintaining its corporate existence and complying with its obligations as a public company, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Separation Agreements, the Revolver Loan Documents and the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) activities incidental to the businesses or activities described in clauses (i) through (iv) of this Section 7.08(a).
(b)    In the case of each of the Loan Parties, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Effective Date or any business substantially related or incidental thereto.
7.09    Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) transactions described in the Separation Agreements, (c) transactions described in the Parent’s Form S-1 under the Section titled “Certain Relationships and Related Party Transactions”, (d) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries, (f) the provision of ordinary course administrative services to the Subsidiaries that are not Loan Parties, (g) transactions permitted under Sections 7.01, 7.02, 7.03, 7.04 and 7.06, and (h) as long as no Change of Control results therefrom, any issuances of securities of the Parent (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Subsidiaries.
7.10    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations or (iii) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent except for encumbrances and restrictions under Contractual Obligations existing under or by reason of (i) this Agreement and the other Loan Documents and the Revolver Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary; (iii) the provisions contained in any Permitted Indebtedness (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective Indebtedness so refinanced); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business; (v) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business; (vi) any agreement or instrument governing acquired Indebtedness permitted hereunder, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (vii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations which are permitted hereunder; and (ix) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations.
7.11    Use of Proceeds. Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in a manner that violates the provisions of Regulations T, U, or X issued by the FRB, or (b) for any purposes other than (i) to refinance certain of the Indebtedness under the Revolver Credit Agreement, (ii) the acquisition of working capital assets in the ordinary course of business, (iii) to finance Capital Expenditures of the Loan Parties, and (iv) for general corporate purposes, in each case to the extent expressly permitted under Law and the Loan Documents.
7.12    Amendment of Organization Documents and Material Indebtedness. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Agent and the Lenders, or (b) any Material Indebtedness if such amendment, modification or waiver would be in violation of any intercreditor agreement among the Agent and the holder of such Material Indebtedness.
7.13    Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP or to coincide with the calendar year.
7.14    Minimum Availability. The Borrowers shall not, at any time, permit Availability to be less than ten percent (10%) of the Combined Loan Cap.
7.15    Sanctions. Directly or indirectly, use any Term Loan or the proceeds of any Term Loan, or lend, contribute or otherwise make available such Term Loan or the proceeds of any Term Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, or otherwise) of Sanctions.
7.16    Anti-Corruption Laws. Directly or indirectly, use any Term Loan or the proceeds of any Term Loan for any purpose which would breach any Anti-Corruption Laws.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid, (i) any amount of principal of, any Term Loan, or (ii) within three (3) days after the same is due, any amount of interest due on any Term Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03(a), 6.05, 6.07 (with respect to property of the type included in the Borrowing Base), 6.10, 6.11, 6.12, 6.15, 6.18 (with respect to the Separation Agreements) or 6.19 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in any of Sections 6.03 (other than Section 6.03(a)), 6.13 or 6.18 (other than with respect to the Separation Agreements, and such failure continues for 15 days, or (ii) any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)    Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the document providing for such Indebtedness; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
(h)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect; or
(i)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks in writing to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien on a significant portion of the Collateral purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any significant portion of the Collateral, with the priority required by the applicable Security Document; or
(j)    Change of Control. There occurs any Change of Control; or
(k)    Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course, liquidate all or substantially all of their assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of substantially all of their business; or
(l)    Separation Agreements. The Separation Agreements are terminated, whether by rejection as part of any insolvency proceeding of SHC and its Subsidiaries under any Debtor Relief Law or otherwise, by SHC and its Subsidiaries, unless terminated on a basis reasonably satisfactory to the Agent; or
(m)    Indictment. Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or
(n)    Guaranty. The termination of any guaranty set forth in the Guaranty and Security Agreement or any Joinder Agreement except as expressly permitted hereunder or under any other Loan Document.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, subject to the ABL Intercreditor Agreement the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)    declare the Commitments (if any) of each Lender to make Term Loans to be terminated, whereupon such Commitments and obligations shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, the Term Loan Prepayment Fee (if applicable) with respect thereto, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
(c)    whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Agent under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent;
provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation (if any) of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans, all interest accrued thereon, the Term Loan Prepayment Fee (if applicable), and all other Obligations shall automatically become due and payable, in each case without further act of the Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16 and the ABL Intercreditor Agreement, be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;
Second, to payment of that portion of the Obligations constituting indemnities (including indemnities due under Section 10.03 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including Credit Party Expenses to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees (including the Term Loan Prepayment Fee), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations), ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX.
THE AGENT
9.01    Appointment and Authority. Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints GBFC to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by a Loan Party or a Lender. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
9.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.
9.07    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender.
9.09    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.
9.10    Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or in connection with the release of a Guarantor permitted pursuant to Section 9.10(c), or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)    to subordinate any Lien on any Other Property granted to or held by the Agent as Collateral under any Loan Document to the holder of any Lien on such property, as contemplated by clause (r) of the definition of Permitted Encumbrances or otherwise under this Agreement and to enter into the intercreditor agreements contemplated under clause (r) of the definition of Permitted Encumbrances or otherwise under this Agreement;
(c)    to release any Guarantor from its obligations under the Loan Documents if such Person becomes an Immaterial Subsidiary or ceases to be a Subsidiary as a result of a transaction permitted hereunder and to release any Loan Party from its obligations under the Loan Documents in the event that such Loan Party shall dispose of all or substantially all of its assets and shall cease to own any Collateral in a transaction permitted hereunder; and
(d)    to release any Lien on any Other Property that is granted to or held by the Agent under any Loan Document if such Other Property is no longer subject to a Lien in favor of the lenders of Permitted Indebtedness under clause (j) or (k) of the definition thereof (or any Permitted Refinancings of such Indebtedness).
Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.10 and its authority to give the releases set forth in Section 10.21.
9.11    Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.
9.12    Reports and Financial Statements.
By signing this Agreement, each Lender:
(a)    [Reserved];
(b)    is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder;
(c)    is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);
(d)    expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;
(e)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;
(f)    agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(g)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loan that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
9.13    Agency for Perfection. Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.
9.14    Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section 10.04 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof and their Related Parties in connection therewith; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s, and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
9.15    Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
9.16    ABL Intercreditor Agreement. Each Lender that has signed this Agreement shall be deemed to have consented to and hereby irrevocably authorizes the Agent to enter into the ABL Intercreditor Agreement (including any and all amendments, amendments and restatements, modification, supplements and acknowledgements thereto) from time to time, and agree to be bound by the provisions thereof.
ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or by the Agent, with the consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 or otherwise) without the written consent of such Lender;
(ii)    as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including on the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written consent of such Lender;
(iii)    as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Term Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(iv)    as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the priorities set forth therein or the pro rata sharing of payments required thereby without the written consent of such Lender;
(v)    change any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(vi)    except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;
(vii)    except for Permitted Dispositions or as provided in Section 9.10, release any material portion of the Collateral from the Liens of the Security Documents without the written consent of each Lender;
(viii)    change the definition of the term “Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lender;
(ix)    modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written consent of each Lender;
(x)    modify Section 7.14 so as to decrease the minimum amount of Availability required thereunder without the written consent of each Lender; and
(xi)    except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended and waived with the consent of the Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.
(c)    If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender, as applicable, and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
(d)    Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Agent and the Borrowers (i) to add one or more additional term loan facilities to this Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share (on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
(e)    Notwithstanding and in addition to the foregoing, the Agent may, with the consent of Lead Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency therein, so long as such amendment, modification or supplement does not adversely affect the rights of any Credit Party.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to a Loan Party or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Agent and the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.
(d)    Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the Lead Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to receive electronic mail distributions containing, and to make reference to Borrower Materials, that are not made available through any “Public Side Information” portion of a Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of the Securities Laws.
(e)    Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Indemnitee to, a Blocked Account Bank or other Person in connection with or arising under a control agreement entered into in connection with this Agreement with any Indemnitee hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence, bad faith, or willful misconduct of such Indemnitee, (2) a breach of such Indemnitee’s material obligations under the Loan Documents (including, without limitation, the obligation to fund a Borrowing under the credit facility provided for hereunder to the extent that the conditions precedent to such Borrowing have been satisfied) or (3) in respect of disputes solely among Indemnitees that do not result from an act or omission of a Loan Party. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.
(d)    Payments. All amounts due under this Section shall be payable on demand therefor.
(e)    Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of any Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Term Loans; provided that (i) the consent of the Agent, (such consent not to be unreasonably withheld or delayed) shall be required and (ii) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that, to the extent the consent of the Lead Borrower is required, it shall be reasonable for the Borrower to withhold consent based on the nature of the proposed assignee’s business; and provided further that, to the extent the consent of the Lead Borrower is required, the Lead Borrower shall be deemed to have consented to such assignment if the Lead Borrower has been given five (5) Business Days’ prior notice of such assignment and has not objected to such assignment within such period.
(i)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
(ii)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates (including any Permitted Holder), (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(iii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a Defaulting Lender, a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries (including any Permitted Holder)) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
(i)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07    Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process; provided that any Person that discloses any Information pursuant to this clause (c) shall notify the Lead Borrower in advance of such disclosure (if permitted by Law) or shall provide the Lead Borrower with prompt written notice of such disclosure, (d) to any other party hereto or any party to the Revolver Credit Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties not known by such source to be in breach of any duty of confidentiality with respect to such Information.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law and subject to the ABL Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (it being understood and agreed that the relevant provisions of this Agreement and the other Loan Documents that require the Loan Parties to make representations and warranties only require that the representations and warranties of the Loan Parties be made (or deemed made) only on, and as of, a certain date, and the provisions of this Section 10.11 shall not be deemed to change any provision in this Agreement or any other Loan Document that requires that such representations and warranties be made (or deemed made) only on, and as of, a certain date). Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, or the termination of the Commitments or the termination of this Agreement or any provision hereof.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (other than GBFC LLC), then the Borrowers may, at their sole expense and effort, upon notice to such Lender (if permitted by Law) and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the assigned Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND (UNLESS EXPRESSLY INDICATING OTHERWISE) EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.17    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.18    Foreign Asset Control Regulations. Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will directly or indirectly be used (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Designated Jurisdiction or (iii) in any other manner that will result in a violation Sanctions by the Borrowers or their Affiliates.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Press Releases.
(a)    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than periodic filings with the SEC) using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.
(b)    Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
10.21    Releases.
(a)    Any Lien on any property granted to or held by the Agent under any Loan Document shall terminate upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which claims have not been asserted; provided, however, that in connection with the termination of this Aggregate Commitments and satisfaction and payment in full in cash of the Obligations as set forth above, the Agent may require such indemnities or, in the case of the succeeding clause (y) only, collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked; provided, further, that any such Liens granted pursuant to the Loan Documents shall be reinstated if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Loan Party. At the request and sole expense of any Loan Party following any such termination, the Agent shall deliver to such Loan Party any Collateral held by the Agent under any Loan Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.
(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement or any other Loan Document, then such Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Loan Party or its transferee, as the case may be, and the Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by the Loan Documents on such Collateral. At the request and sole expense of the Borrowers, the Agent shall release any Loan Party from its obligations under the Loan Documents, including the Guaranty and Security Agreement, and shall execute and deliver to the Loan Parties all releases or other documentation reasonably necessary or desirable to evidence such release, in the event that all the equity interest of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement and/or in the event that such Loan Party shall dispose of all or substantially all of its assets and shall cease to own any Collateral.
10.22    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.23    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
10.24    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.25    Intercreditor Agreement. Each of the Loan Parties, the Agent, the Lenders and the other Credit Parties (i) consents to and ratifies the execution by the Agent of the ABL Intercreditor Agreement and any amendments or supplements contemplated thereby made in accordance with the terms of the ABL Intercreditor Agreement, (ii) hereby agrees that it will be bound by (to the extent applicable to it) and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (iii) acknowledges that it has received a copy of the ABL Intercreditor Agreement and that the exercise of certain of the Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL Intercreditor Agreement. Except as specified herein, nothing contained in the ABL Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agent, the Lenders and the other Credit Parties shall remain in full force and effect. The parties hereto acknowledge: (i) that the exercise of certain of the Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL Intercreditor Agreement, and (ii) to the extent any Loan Party is required to deliver any Collateral to the Agent for purposes of possession and control and is unable to do so as a result of having delivered such Collateral to the Revolver Agent in accordance with the terms of the ABL Intercreditor Agreement, such Loan Party’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolver Agent, acting as agent for perfection of the Agent. Each Lender hereby (i) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Agent and the Lenders hereunder and thereunder, are subject to the terms of the ABL Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms hereof, the terms of the ABL Intercreditor Agreement shall control), (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (iii) hereby authorizes and instructs the Agent to enter into the ABL Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.
10.26    Reserved.
10.27    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BORROWERS:
SEARS AUTHORIZED HOMETOWN STORES, LLC, as Lead Borrower and as a Borrower
By: /S/ E. J. BIRD
Senior Vice President and Chief Financial Officer

SEARS HOME APPLIANCE SHOWROOMS, LLC, as a Borrower
By: /S/ E. J. BIRD
Senior Vice President and Chief Financial Officer

SEARS OUTLET STORES, L.L.C., as a Borrower
By: /S/ E. J. BIRD
Senior Vice President and Chief Financial Officer

GUARANTORS:

SEARS HOMETOWN AND OUTLET STORES, INC., as Parent and as a Guarantor
By: /S/ E. J. BIRD
Senior Vice President and Chief Financial Officer

GORDON BROTHERS FINANCE COMPANY, as Agent
By: /S/ FELICIA GALEOTA
Vice President

GORDON BROTHERS FINANCE COMPANY LLC, as Lender
By: /S/ FELICIA GALEOTA
Vice President

Schedule 1.01

Borrowers

1.	Sears Authorized Hometown Stores, LLC

2.	Sears Home Appliance Showrooms, LLC

3.	Sears Outlet Stores, L.L.C.

Schedule 1.03

Immaterial Subsidiaries

1.	Leasing Operations, LLC

2.	Outlet Merchandise, LLC

3.	Prayosha Easton LLC

4.	Prayosha Fairless Hills LLC

5.	Prayosha Huntington Valley LLC

6.	Prayosha Kennett Square LLC

7.	Prayosha Norristown LLC

8.	Prayosha Phoenixvile LLC

9.	Prayosha Quakertown LLC

10.	Prayosha Springfield LLC

11.	Prayosha Warrington LLC

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Gordon Brothers Finance Company, LLC	$40,000,000.00	100.000000000%
TOTAL	$40,000,000.00	100.000000000%

Schedule 5.18

Collective Bargaining Agreements

1.
Agreement, made and entered into on October 27, 2011, by and between Sears, Roebuck and Company; local management; Livonia, Michigan; and Local Union No. 243, located at 39420 Schoolcraft, Plymouth Township, Michigan 48170, affiliated with the International Brotherhood of Teamsters. Contract Term: 10/19/2011 – 10/18/2014. The rights and obligations of Sears, Roebuck and Company under the foregoing agreement were transferred to Sears Outlet Stores, L.L.C. pursuant to the General Conveyance, Bill of Sale, Assignment and Assumption dated as of August 31, 2012.

This Collective Bargaining Agreement applies only to one classification associates, the Merchandise Processors, at the Outlet Repair and Distribution Center #4612 and Outlet Store #5230 located at 12001 Sears Street, Livonia, Michigan. No other associates are subject to this agreement and there are no other Collective Bargaining Agreements.
Schedule 6.02

Financial and Collateral Reporting

A. Within 10 business days after the end of each fiscal month
1. Borrowing Base Certificate
2. Summary Source document of Stock Ledger
3. Summary Source document of inventory ineligibles
4. Summary Source document showing Credit Card A/R
5. Summary Source document showing Credit Card A/R ineligibles
6. Gift Card Liability Report
7. Monthly Store Rent in WA, VA, PA
8. Report identifying Customer Deposits
9. Report with Dealer Commission Payable accrual
10. Report identifying A/P & A/R for Discover
11. Letter of Credit detail

B. Within 30 days after the end of each month
1. Consolidated Balance Sheet
2. Consolidated Statement of Income or Operations
3. Consolidated Statement of Cash Flows
4. Consolidated Statement of Shareholders' Equity
5. Compliance Certificate

C. Within 50 days after the end of the first three Fiscal Quarters
1. Consolidated Balance Sheet
2. Consolidated Statement of Income or Operations
3. Consolidated Statement of Cash Flows
4. Consolidated Statement of Shareholders' Equity
5. Compliance Certificate
6. Reasonably detailed build-up of operating income by Operating Segment

D. Within 60 days after the end of each Fiscal Year
1. Reasonably detailed forecast (including projected balance sheet, income statement, cash flows and Availability model on a monthly basis) for the succeeding Fiscal Year

E. Within 95 days after the end of each Fiscal Year
1. Annual Audited Consolidated Balance Sheet
2. Annual Audited Consolidated Statement of Income or Operations
3. Annual Audited Consolidated Statement of Cash Flows
4. Annual Audited Consolidated Statement of Shareholders' Equity
5. Compliance Certificate
6. Reasonably detailed build-up of operating income by Operating Segment
Schedule 6.12

Blocked Account Banks

1.	Banco Popular de Puerto Rico

2.	Bank of America, N.A.

3.	Capital One, National Association

4.	First Hawaiian Bank

5.	First Tennessee Bank National Association

6.	HSBC Bank USA National Association

7.	KeyBank National Association

8.	PNC Bank, National Association

9.	U.S. Bank National Association

10.	Wells Fargo Bank, National Association

Schedule 10.02

Agent’s Office; Certain Addresses for Notices

Agent
Gordon Brothers Finance Company
800 Boylston Street, 27th Floor
Boston, Massachusetts 02199
Attention:     Lisa Galeota
Telephone:     617-588-3313
E-mail:    lgaleota@gbfinco.com

with a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention:    Mark D. Silva
Telephone:    617-248-5127
Facsimile:     617-502-5127
E-mail:        msilva@choate.com

The Lead Borrower and the Other Loan Parties
c/o Sears Authorized Hometown Stores, LLC
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192

Attention:	Chief Financial Officer
Telephone:     847-286-8650
Facsimile:     847-286-0266
E-mail:    ebird1@shos.com

with a copy to:

Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
Attention:    General Counsel
Telephone:    847-286-7795
Facsimile:    847-286-0266
E-mail:        charles.hansen@shos.com

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Gordon Brothers Finance Company, as Agent
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time, (ii) the other Borrowers and Guarantors party thereto from time to time, (iii) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for the benefit of the Credit Parties referred to therein, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
The Lead Borrower hereby requests a Borrowing of Term Loans.
On ____________ (a Business Day)
In the principal amount of $_____________________
The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Sections 2.02(b) of the Credit Agreement, and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the proposed borrowing date above.
The Lead Borrower hereby directs that the proceeds of the proposed Borrowing to be made available to the Borrowers in accordance with the wire instruction attached hereto as Exhibit A.
[Remainder of page intentionally left blank.]

SEARS AUTHORIZED HOMETOWN STORES, LLC, as Lead Borrower
By:_________________________________
Name:
Title:

EXHIBIT B

FORM OF TERM NOTE

$_______________        __________, ____

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of _____________________ (hereinafter, with any subsequent permitted holders, the “Lender”), c/o Gordon Brothers Finance Company, Prudential Tower 800 Boylston Street, 27th Floor, Boston Massachusetts 02199, the principal sum of ___________________ ($______________), or, if less, the aggregate unpaid principal balance of Term Loans made by the Lender to or for the account of any Borrower pursuant to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers and Guarantors party thereto, (ii) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.
This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Agent’s books and records concerning the Term Loans, the accrual of interest thereon, and the repayment of such Term Loans, shall be conclusive, absent manifest error, evidence of the indebtedness to the Lender hereunder.
No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default.
Each Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof.
This Note shall be binding upon each Borrower and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.
Subject to the terms of the Loan Documents, the liabilities of each Borrower are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower is to such Person individually and also to all such Persons jointly.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.
BORROWERS:

SEARS AUTHORIZED HOMETOWN STORES, LLC, as Lead Borrower and as a Borrower
By:    ________________________________
Name:    _________________________
Title:    _________________________

SEARS HOME APPLIANCE SHOWROOMS, LLC, as a Borrower
By:    ________________________________
Name:    _________________________
Title:    _________________________

SEARS OUTLET STORES, L.L.C., as a Borrower
By:    ________________________________
Name:    _________________________
Title:    _________________________

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

To:    Gordon Brothers Finance Company, as Agent    Date:    _____________________
Prudential Tower
800 Boylston Street, 27th Floor
Boston, Massachusetts 02199
Attention: Lisa Galeota

Re:    Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, Sears Authorized Hometown Stores, LLC, a Delaware limited liability company, as the Lead Borrower (in such capacity, the “Lead Borrower”), the Borrowers and Guarantors party thereto from time to time, the several banks and other financial institutions or entities from time to time party thereto as Lenders, and Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for the benefit of the Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:
No Default.
To the knowledge of the undersigned Responsible Officer, since __________ (the date of the last similar certification) and except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.
If a Default or Event of Default has occurred and is continuing since __________ (the date of the last similar certification), the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.
Financial Calculations.
Attached hereto as Appendix II are reasonably detailed calculations necessary to determine the Consolidated Fixed Charge Coverage Ratio.
Financial Statements.
[Use following paragraph (a) for fiscal month-end financial statements]
(a)    Attached hereto as Appendix III (or, if not attached, delivered to the Agent in accordance with the penultimate paragraph of Section 6.02 of the Credit Agreement) are the Consolidated balance sheet of the Parent and its Subsidiaries as at the end of the fiscal month ended ____________, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, which Consolidated statements, to my knowledge, fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
[Use following paragraph (b) for fiscal quarter-end financial statements]
(b)    Attached hereto as Appendix III (or, if not attached, delivered to the Agent in accordance with the penultimate paragraph of Section 6.02 of the Credit Agreement) are (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of the Fiscal Quarter ended _________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, which Consolidated statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) to the extent not otherwise included in the financial statements delivered pursuant to clause (i), a reasonably detailed build-up of operating income for each Operating Segment for such period, which state fairly in all material respects the financial position of each Operating Segment.
[Use following paragraph (c) for fiscal year-end financial statements]
(c)    Attached hereto as Appendix III (or, if not attached, delivered to the Agent in accordance with the penultimate paragraph of Section 6.02 of the Credit Agreement) are (i) a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of the Fiscal Year ended _________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion have been prepared in accordance with generally accepted auditing standards and are not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) to the extent not otherwise included in the financial statements delivered pursuant to clause (i), a reasonably detailed build-up of operating income for each Operating Segment for such period, which state fairly in all material respects the financial position of each Operating Segment.
No Material Accounting Changes.
There has been no material change in GAAP or the application thereof since the date of the audited financial statements furnished to the Agent for the Fiscal Year ending [_____], other than as disclosed on Appendix IV hereto.
[Remainder of page intentionally left blank.]
IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:_______________________________
Name:
Title: [Responsible Officer of Lead Borrower]
APPENDIX I
Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, describe the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]
APPENDIX II

Calculation of Consolidated Fixed Charge Coverage Ratio

A.	Calculation of Consolidated Fixed Charge Coverage Ratio for trailing twelve month period ending _________________:

1.    Consolidated EBITDA for such period
(see detailed calculation of Consolidated EBITDA
attached hereto):                            __________________

2.    Minus the following:

(a)    Capital Expenditures made during such period
(other than Financed Capital Expenditures):            __________________

(b)    the aggregate amount of Federal, state, local and
foreign income taxes paid in cash during such period
net of cash refunds of such Taxes received during such period
(but in no event shall the amounts calculated under this
clause (2)(b) be less than zero):                                                                    __________________

3.    Line 1, minus the sum of Lines 2(a) and 2(b):                __________________

4.    The sum of the following:

(a)    Consolidated Interest Charges paid or required to be paid
in cash for such period:                        __________________

plus

(b)    scheduled principal payments made or required to be made
on account of Indebtedness (excluding the Revolver Obligations and any Synthetic Lease Obligations but
including, without limitation, principal payments made in respect of
Capital Lease Obligations) for such period:            __________________

(c)    The sum of Lines 4(a) and 4(b):                    __________________

5.    CONSOLIDATED FIXED CHARGE COVERAGE RATIO AS OF
THE LAST TWELVE MONTH PERIOD ENDED ____________
(Line 3 divided by Line 4(c):                        __________________

APPENDIX III

[Attach financial statements.]
APPENDIX IV

[If material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate], describe the nature of such changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement.]

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:    ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________

3.	Borrowers: Sears Authorized Hometown Stores, LLC, Sears Home Appliance Showrooms, LLC and Sears Outlet Stores, L.L.C.

4.	Agent: Gordon Brothers Finance Company, as the Agent under the Credit Agreement.

5.
Credit Agreement:     Term Loan Credit Agreement dated as of February 16, 2018, by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company, the Borrowers and Guarantors party thereto from time to time, (ii) Gordon Brothers Finance Company, as Agent for its own benefit and the benefit of the other Credit Parties referred to therein, and (iii) the lenders from time to time party thereto.

7.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans
		$____________	$______	_________%
		$____________	$______	_________%
[7.    Trade Date:    __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ASSUMPTION FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

Consented to and Accepted:

Gordon Brothers Finance Company, as
Agent

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

[Consented to:]

SEARS AUTHORIZED HOMETOWN STORES, LLC, as Lead Borrower

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers and Guarantors party thereto from time to time, (iii) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required by Section 10.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of Section 3.01 the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
4.    Fees. Unless waived by the Agent in accordance with Section 10.06(b) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

EXHIBIT E

[On File with the Administrative Agent]
EXHIBIT F-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers and Guarantors named therein, (iii) the Lenders party thereto from time to time, and (iv) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Lead Borrower or any other Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Lead Borrower or any other Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Lead Borrower and any other relevant Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower, any other relevant Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower, any other relevant Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

EXHIBIT F-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers and Guarantors named therein, (iii) the Lenders party thereto from time to time, and (iv) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Lead Borrower or any other Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Lead Borrower or any other Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers and Guarantors named therein, (iii) the Lenders party thereto from time to time, and (iv) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Lead Borrower or any other Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Lead Borrower or any other Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By: _______________________
Name: _____________________
Title: ________________________
Date: ________ __, 20[ ]

EXHIBIT F-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of February 16, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Sears Authorized Hometown Stores, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers and Guarantors named therein, (iii) the Lenders party thereto from time to time, and (iv) Gordon Brothers Finance Company, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Lead Borrower or any other Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Lead Borrower or any other Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent, the Lead Borrower and any other relevant Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower, any other relevant Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower, any other relevant Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

(v)